Exhibit 2.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

dated as of

December 11, 2017

by and between

DEXTERA SURGICAL INC.,

as Seller,

and

AESCULAP, INC.

as Buyer

i

ii

iii

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of December 11, 2017, by and between DEXTERA SURGICAL INC., a Delaware corporation formerly known as “Cardica, Inc.” (“Seller”), and AESCULAP, INC., a California corporation (“Buyer”). Seller and Buyer are sometimes individually referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Seller is engaged in utilizing the Purchased Assets (hereinafter defined) in the business of designing, developing, marketing, and selling certain medical devices and instruments, including the MicroCutter 5/80TM Stapler and related products, for use in open and laparoscopic surgery (including thoracic, pediatric, bariatric, colorectal and other general surgeries) and the Seller’s cardiac products (such business as conducted by Seller as of the date hereof, the “Business”);

WHEREAS, Seller is the owner of the Purchased Assets;

WHEREAS, upon the terms and subject to the conditions contained in the Agreement, Seller desires to sell to Buyer and Buyer desires to purchase from Seller the Purchased Assets in exchange for the payment to Seller of the Purchase Price and the assumption by Buyer of the Assumed Liabilities;

WHEREAS, promptly after the execution of the Agreement, Seller intends to file a voluntary petition for relief (the “Petition for Relief”) commencing a case (the “Bankruptcy Case”) under Chapter 11 of Title 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”); and

WHEREAS, this Agreement, the Ancillary Documents (as hereinafter defined) and the transactions contemplated hereby and thereby (collectively, the “Contemplated Transactions”) are subject to the approval of the Bankruptcy Court and will be consummated only pursuant to the entry of the Approval Order to be entered in the Bankruptcy Case.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1. Defined Terms. For purposes of this Agreement (including any Exhibits or Schedules attached hereto, unless otherwise specifically defined therein), the following terms have the meanings indicated below, unless the context clearly requires otherwise:

“510(k) Clearances” means, collectively, the FDA cleared 510(k) Filings relating to any Product.

“510(k) Filings” means, collectively, the pre-market notifications submitted by or on behalf of Seller to the FDA relating to any Product.

“510(k) Supporting Materials” means, collectively, all technical files, drawings and documents supporting the submissions for FDA clearances, device registrations, design files, marketing and manufacturing files, and filings and correspondence with the FDA, in each case that relate to the 510(k) Filings.

“Affiliate” means, with respect to a specified Person, any other Person which directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the specified Person; provided that such Person shall be deemed an Affiliate for only so long as such control exists. For purposes of this definition and the definition of Related Person, the term “control” includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning ascribed thereto in the Preamble.

“Ancillary Documents” means all other agreements, documents and instruments to be executed and delivered by Buyer and/or Seller pursuant to this Agreement.

“Anticipated Post-Petition Business Changes” means changes relating to the Business initiated as part of a post-petition plan of business consolidation and reduction in Seller’s business activities in connection with the entry by Seller into the bankruptcy proceedings, including a reduction in the Seller’s manufacturing and sales resulting from operating the Business with a reduced number of employees, in each case as discussed by Buyer and Seller.

“Anti-Corruption Laws” means all U.S. and non-U.S. laws relating to the prevention of corruption and bribery, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“Approval Order” has the meaning ascribed thereto in Section 6.4(g).

“Assigned Contracts” has the meaning ascribed thereto in Section 2.1(a)(iv).

“Assignment and Assumption Agreement” has the meaning ascribed thereto in Section 8.2(b).

“Assignment and Assumption of Redwood City Lease” has the meaning ascribed thereto in Section 8.2(c).

“Assumed Liabilities” has the meaning ascribed thereto in Section 2.2(a).

“Assumption and Assignment Notices” has the meaning ascribed thereto in Section 6.4(h).

“Avoidance Actions” has the meaning ascribed thereto in Section 2.1(b)(xi).

“Bankruptcy Case” has the meaning ascribed thereto in the Recitals.

“Bankruptcy Code” has the meaning ascribed thereto in the Recitals.

“Bankruptcy Court” has the meaning ascribed thereto in the Recitals.

“Bid Procedures” has the meaning ascribed thereto in Section 6.4(g).

“Bid Procedures Order” has the meaning ascribed thereto in Section 6.4(g).

“Bill of Sale” has the meaning ascribed thereto in Section 8.2(a).

“Braun Distribution Agreement” means that certain Distribution Agreement, dated as of October 1, 2016, by and between Seller and B. Braun Surgical, S.A., an indirect parent Affiliate of Buyer.

“Business” has the meaning ascribed thereto in the Recitals.

“Business Day(s)” means calendar days other than Saturdays, Sundays and days on which banking institutions in Wilmington, Delaware are authorized by Law to close.

“Buyer” has the meaning ascribed thereto in the Preamble.

“Buyer Indemnified Party” has the meaning ascribed thereto in Section 10.1.

“Buyer Material Adverse Effect” means a material and adverse effect on Buyer’s ability to consummate the Contemplated Transactions.

“CE Marks” means the “Conformité Européenne” (European Conformity) mark examination certificates for any of the Products.

“CE Mark Supporting Materials” means all regulatory filings relating to the CE Marks (including all technical files, drawings and documents supporting submissions and approvals, device registrations, pre- and post- approval design files, marketing and manufacturing files and filings, and correspondence with any applicable Governmental Body).

“Claim” means any past, present or future claim, demand, action, request, cause of action, suit, Proceeding or Liability of any kind or nature whatsoever, whether at law or equity, known or unknown, actual or alleged, asserted or not asserted, suspected or not suspected, anticipated or unanticipated, accrued or not accrued, fixed or contingent, which has been or may be asserted by or on behalf of any Person, whether seeking damages (including compensatory, punitive or exemplary damages) or equitable, mandatory, injunctive, or any other type of relief, including cross-claims, counterclaims, third-party claims, suits, lawsuits, administrative proceedings, notices of liability or potential liability, arbitrations, actions, rights, causes of action or orders, and any other claim within the definition of a “claim” as defined in Section 101(5) of the Bankruptcy Code.

“Claims Close Date” has the meaning ascribed thereto in Section 10.5.

“Closing” has the meaning ascribed thereto in Section 8.1.

“Closing Date” has the meaning ascribed thereto in Section 8.1.

“Closing Date Cash Payment” has the meaning ascribed thereto in Section 3.1(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” has the meaning ascribed thereto in Section 6.11(a).

“Contemplated Transactions” has the meaning ascribed thereto in the Recitals.

“Contracts” means any agreement or contract, whether written or oral.

“Competing Bid” has the meaning ascribed thereto in Section 2.4.

“Cure Amount” means, with respect to any Assigned Contract, the amount due and owing to each non-debtor counterparty to such Assigned Contract to cure any defaults required to be cured as a condition of assumption of such Assigned Contract pursuant to Section 365(b)(1) of the Bankruptcy Code.

“Cure Escrow” has the meaning ascribed thereto in Section 2.3(b).

“DIP Agreement” has the meaning ascribed thereto in Section 6.5.

“DIP Loan” means that certain loan in the principal amount of no more than One Million Five Hundred Thousand Dollars ($1,500,000), to be provided to Seller by Buyer or an Affiliate of Buyer subject to approval of the Bankruptcy Court pursuant to Section 364 of the Bankruptcy Code.

“Disputed Cure Amount” has the meaning ascribed thereto in Section 2.3(b).

“Employee Plan” has the meaning ascribed thereto in Section 4.20.

“Encumbrance” means with respect to any asset and to the extent not a Lien, any charge, claim, equitable interest, lien, option, pledge, security interest, or right of first refusal, trust, restriction, covenant, easement, license, lease, mortgage, conditional or installment sale contract, title retention contract, transferability restriction, obligation, or title defect.

“Environment” has the meaning set forth in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA”), 42 U.S.C. § 9601, et seq.

“Environmental Condition” means the presence or introduction into the Environment of any Hazardous Materials (and any resulting air, soil, groundwater or surface water contamination without regard to the location to which such resulting contamination has migrated or spread) as a result of which Seller has or may become materially liable to any Person in connection with the Business or by reason of which the Purchased Assets may materially suffer.

“Environmental Laws” means all Laws that (i) regulate or relate to the protection or clean-up of the Environment; the use, treatment, generation, storage, transportation, handling, disposal or release of Hazardous Materials; or the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or (ii) imposes liability with respect to any of the foregoing, including the CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601, et seq.; the Clean Air Act, 42 U.S.C. Section 7401, et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f, et seq.; or the Oil Pollution Act of 1990, 33 U.S.C. Section 2701, et seq.

“Equipment” means all molds related to the Products and any other “equipment,” as that term is defined in the UCC.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with Seller for purposes of Section 414 of the Code.

“Escrow Agent” has the meaning ascribed thereto in Section 3.1(b).

“Escrow Agreement” has the meaning ascribed thereto in Section 3.1(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning ascribed thereto in Section 2.1(b).

“Excluded Tax Liabilities” has the meaning ascribed thereto in Section 2.2(b)(viii).

“Excluded Liabilities” has the meaning ascribed thereto in Section 2.2(b).

“Ex-Im Laws” means all U.S. and non-U.S. laws relating to export, reexport, transfer, and import controls, including, without limitation, the Export Administration Regulations, the International Traffic in Arms Regulations, and the customs and import laws administered by U.S. Customs and Border Protection.

“FDA” means the United States Food and Drug Administration and any successor thereto.

“Final Order” means an order, judgment or other decree of any Governmental Body as to which (a) the operation or effect has not been reversed, stayed, modified or amended, (b) no appeals, motions for reconsideration, petitions seeking the grant of certiorari or, if certiorari has been granted, grants of certiorari are pending, and (c) any and all appeal periods and periods to seek the grant of certiorari have expired.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Goods” means any “goods,” as that term is defined in the UCC.

“Governmental Authorization” means any consent, license, permit, certificate of authority, registration, franchise, right, Order or notice, qualification or similar right (including any 510(k) Clearances and CE Marks) issued, granted, given, or required by or under the authority of any Governmental Body or pursuant to any Laws.

“Governmental Body” means any federal, state, local, municipal, foreign or other governmental or quasi-governmental entity or authority of any nature, including courts and administrative agencies (including the FDA and its equivalent authority or body in any foreign jurisdiction).

“Hazardous Materials” means all “hazardous substances” or “toxic substances” as those terms are defined by the CERCLA.

“Hired Employees” has the meaning ascribed thereto in Section 6.5(a).

“Hired Key Employees” has the meaning ascribed thereto in Section 6.5(b).

“Indebtedness” means collectively any and all Claims and Liabilities including, without limitation, the following: all mortgages, restrictions (including, without limitation, any restriction on the use, voting rights, transfer rights, claims for receipt of income or other exercise of any attributes of ownership), hypothecations, charges, indentures, loan agreements, instruments, leases, licenses, options, deeds of trust, security interests, equity interests, conditional sale rights or other title retention agreements, pledges, judgments, demands, rights of first refusal, consent rights, offsets, contract rights, rights of setoff, recoupment rights, rights of recovery, reimbursement rights, contribution claims, indemnity rights, exoneration rights, product liability claims, alter-ego claims, environmental rights and claims (including, without limitation, toxic tort claims), labor rights and claims, employment rights and claims, pension rights and claims, tax claims, regulatory violations by any Governmental Body, decrees of any court or foreign or domestic Governmental Body, charges of any kind or nature, debts arising in any way in connection with any agreements, acts, or failures to act, reclamation claims, obligation claims, demands, guaranties, option rights or claims, rights, contractual or other commitment rights and claims, rights of licensees or sublicensees under Section 365(n) of the Bankruptcy Code or any similar statute, claims with respect to Excluded Liabilities and all other matters of any kind and nature, whether known or unknown, choate or inchoate, filed or unfiled, scheduled or unscheduled, noticed or unnoticed, recorded or unrecorded, perfected or unperfected, allowed or disallowed, contingent or non-contingent, liquidated or unliquidated, matured or unmatured, material or non-material, disputed or undisputed, whether arising prior to or subsequent to the commencement of the Bankruptcy Case, and whether imposed by agreement, understanding, Law, equity or otherwise, including claims otherwise arising under any theory, law or doctrine of successor liability or related theories.

“Indemnification Escrow” has the meaning ascribed thereto in Section 3.1(b).

“Intellectual Property” means, collectively, any and all (i) inventions (whether or not patentable and whether or not reduced to practice), records of inventions, test information, developments, applications, improvements, formulae, concepts, ideas, methods or processes, research property rights and all improvements and modifications to any of the foregoing, (ii) patents, patent rights, patent applications and patent disclosures, together with all reissuances, continuations, continuations in part, revisions, extensions and reexaminations thereof, and all improvements and modifications to any of the foregoing (“Patents”), (iii) trademarks, trademark rights, service marks, service mark rights, trade dress, logos, slogans, trade names, trade name rights, assumed names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith (“Trademarks”), (iv) copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, mask works and all applications, registrations and renewals in connection therewith (“Copyrights”), (v) trade secrets and confidential business information (including ideas, concepts, research and development, know-how, composition information and embodiments, technology, inventions, formulas, compositions, processes and techniques, technical and business data, designs, drawings, specifications, customer, distributor and supplier lists, pricing and cost information and business and marketing plans and proposals) (“Trade Secrets”), (vi) computer software (including source code, executable code, data, databases, and related software program documentation in computer-readable and hard-copy forms) (“Software”), (vii) computer hardware, firmware and applications (including source code, executable code, data, databases, and related programming documentation in computer-readable and hard-copy forms), (viii) web sites, web site domain names, web site sub domains, uniform resource locators and rights in telephone numbers, (ix) advertising and promotional materials, (x) all other proprietary rights and (xi) copies and tangible embodiments of the foregoing in whatever form or medium, in each case, which are owned, licensed, or used by Seller in connection with the Business anywhere in the world.

“Intellectual Property Assignment” has the meaning ascribed thereto in Section 8.2(d).

“Interest” means all (i) Liens, (ii) Encumbrances, (iii) Claims, (iv) conditional sale or other title retention agreements, (v) judgments, (vi) rights or options to effect any forfeiture, modification, repurchase, or termination of the Seller’s or Buyer’s interest in the Assigned Contracts and/or Purchased Assets, as applicable, and (vii) easements, restrictions, rights of first refusal or charges of any kind or nature, if any, including, but not limited to, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Inventory” means any “inventory,” as that term is defined in the UCC, pertaining to the Products and the Business, including, raw materials and components, work-in-process, demonstration Products, finished goods, and other materials, spare parts, components, and supplies, as well as all packaging and labeling inventories, supplies, and materials.

“Key Employee Employment Agreements” has the meaning ascribed thereto in Section 6.5(b).

“Knowledge of Seller” and “to Seller’s Knowledge” means the actual knowledge of: (i) Julian Nikolchev, Seller’s President and Chief Executive Officer; (ii) Thomas Palermo, Seller’s Chief Operations Officer; (iii) Robert Y. Newell, Seller’s Vice President of Finance and Chief Financial Officer; (iv) Liam J. Burns, Seller’s Vice President of Worldwide Sales and Marketing; and (v) Gregory P. Watson, Seller’s Vice President of Operations, after due inquiry.

“Laws” means all federal, state and local laws, ordinances, rules, regulations, standards, and Orders.

“Leased Real Property” has the meaning ascribed thereto in Section 4.9(b).

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, including obligations and liabilities related to any Claim.

“Lien” has the meaning given to such term in the Bankruptcy Code.

“Liquidated Cure Amounts” has the meaning ascribed thereto in Section 2.3(b).

“Losses” has the meaning ascribed thereto in Section 10.1.

“Material Adverse Effect” means any event, circumstance, change, occurrence or effect that, individually or in the aggregate, has a material and adverse effect upon the assets, liabilities, financial condition or operating results of the Business or the Purchased Assets, taken as a whole; provided, however, that any adverse change, event, development or effect arising from or relating to any of the following shall not be deemed to constitute, and shall not be taken into account in determining whether there has been, a Material Adverse Effect: (i) the United States economy, the global economy, in each case, as a whole, or the industry or markets in which Seller operates; (ii) the filing of the Bankruptcy Case or the conduct of the Business in the Ordinary Course of Business; (iii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (iv) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (v) changes in GAAP; (vi) changes in Law or Orders; (vii) the taking of any action contemplated by this Agreement or any of the Ancillary Documents; (viii) any “act of God,” including, but not limited to, weather, natural disasters and earthquakes; (ix) changes resulting from the announcement of the execution of this Agreement or any of the Contemplated Transactions; or (x) the termination of any Contract that is not an Assigned Contract.

“Material Contracts” has the meaning ascribed thereto in Section 4.10.

“Maximum Cure Amount” means the maximum Cure Amount claimed by a counterparty to an Assigned Contract in a timely objection to the Assumption and Assignment Notice applicable to such Assigned Contract.

“NDA Agreement” has the meaning ascribed thereto in Section 2.1(a)(xiii).

“Non-Competition Period” has the meaning ascribed thereto in Section 6.11(b)(ii).

“Non-Solicitation Period” has the meaning ascribed thereto in Section 6.11(c).

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Body.

“Ordinary Course of Business” means the ordinary course of Seller’s Business consistent with past practice (including with respect to quantity and frequency); provided, however, that the Parties agree that as to periods after the Petition Date the Ordinary Course of Business shall be deemed modified by the Anticipated Post-Petition Business Changes.

“Organizational Documents” means (a) with respect to a corporation, the certificate or articles of incorporation and bylaws; (b) with respect to any other entity, any charter or similar document adopted or filed in connection with the creation, formation or organization of such entity; and (c) any amendment to any of the foregoing.

“Outstanding Braun Distribution Agreement Consideration” has the meaning ascribed thereto in Section 7.3(d).

“Party” and “Parties” has the meaning ascribed thereto in the Preamble.

“Permitted Liens and Encumbrances” means (i) easements, covenants, conditions and restrictions of public record; (ii) any zoning or other governmentally established restrictions or encumbrances; (iii) Liens and/or Encumbrances arising under any leases to which any leased personal property comprising of a portion of the Purchased Assets is subject; (iv) the Liens and Encumbrances listed on Schedule 1.1(a) hereto; and (v) any Encumbrances or liabilities created by this Agreement.

“Petition Date” has the meaning ascribed thereto in Section 6.4(f).

“Petition for Relief” has the meaning ascribed thereto in the Recitals.

“Products” means, collectively, the MicroCutter 5/80TM Stapler, products incorporating Seller’s proprietary “staple-on-a-strip” technology intended for use by thoracic, pediatric, bariatric, colorectal and general surgeons, vascular anastomosis products and all enhancements, modifications, improvements, developments and next-generation products of the foregoing, any accessories or ancillary products developed by Seller in connection therewith, Seller’s cardiac products, and any other product which has been developed and/or marketed by Seller, and “Product” means any one of the Products.

“Person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, or other legal organization.

“Proceeding” means any action, demand, complaint, inquiry, suit, injunction, dispute, arbitration, audit, hearing, investigation, litigation, citation, notice of violation (or similar notice), or suit (whether civil or criminal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body.

“Purchase Price” has the meaning ascribed thereto in Section 3.1(a).

“Purchased Assets” has the meaning ascribed thereto in Section 2.1(a).

“Redwood City Lease” means the lease dated April 25, 2003 between the Seller and CA-Seaport Centre Limited Partnership (now HCP LS Redwood City, LLC as successor) for offices and manufacturing space located in Redwood City, California, as amended.

“Redwood City Premises” means the premises leased by the Seller pursuant to the Redwood City Lease.

“Related Person” (i) with respect to a Person who is an individual, means, (a)  any other individual having a relationship with such specified individual (by blood, marriage or adoption) of grandparent, parent, child, grandchild, aunt, uncle, niece, nephew, sister, brother or first cousin (collectively, “Relatives”), (b) any Person that is controlled by such individual or any one or more members of such individual’s Relatives; and (c) any Person with respect to which such individual or one or more members of such individual’s Relatives serves as a director, officer, partner, or trustee (or in a similar capacity); and (ii) with respect to a specified Person other than an individual, means (a) any Affiliate of such specified Person; and (b) each Person that serves as a director, officer, partner, or trustee (or in a similar capacity) of such specified Person.

“Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants and financial advisors.

“Required Notification” has the meaning ascribed thereto in Section 6.7.

“Sale Motion” has the meaning ascribed thereto in Section 6.4(g).

“Sale Hearing” has the meaning ascribed thereto in Section 6.4(g).

“Sanctioned Country” means any country or region that is the subject or target of a comprehensive embargo under Sanctions Laws (including, without limitation, Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region of Ukraine).

“Sanctions Laws” means all U.S. and non-U.S. laws relating to economic or trade sanctions, including, without limitation, the laws administered or enforced by the United States (including by OFAC or the U.S. Department of State) and the United Nations Security Council.

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (a) any individual or entity listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including, without limitation, OFAC’s Specially Designated Nationals and Blocked Persons List; (b) any entity that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in clause (a); or (c) any national of a Sanctioned Country.

“Sarbanes Oxley Act” has the meaning ascribed thereto in Section 4.24.

“Securities Act” means the Securities Act of 1933, as amended.

“SEC Reports” has the meaning ascribed thereto in Section 4.24.

“Seller” has the meaning ascribed thereto in the Preamble.

“Seller Indemnified Party” has the meaning ascribed thereto in Section 10.2.

“Seller Intellectual Property” has the meaning ascribed thereto in Section 2.1(a)(v).

“Seller Licenses and Permits” has the meaning ascribed thereto in Section 2.1(a)(vi).

“Seller Records” has the meaning ascribed thereto in Section 2.1(a)(vii).

“Tail Coverage” means an extended claims reporting provision that (i) provides, at a minimum, the same coverage (i.e., terms and limits) as exists under all primary and excess products liability and general liability insurance policies in force as of the Closing Date that cover Seller and each employee of Seller and which are written on a claims made insuring agreement, (ii) covers prior acts and omissions, (iii) names Seller, Buyer and other Persons designated by Buyer as named insureds thereunder; and (iv) has a term of at least five (5) years or such longer period as Seller may elect in its sole discretion;

“Tax” and “Taxes” means individually or collectively, as appropriate, any and all U.S. or non-U.S., federal, state, county, local, municipal or other taxes, charges, imposts, rates, fees, levies or other assessments.

“Termination Date” has the meaning ascribed thereto in Section 9.1(a).

“Trade Control Laws” has the meaning ascribed thereto in Section 4.25.

“Transfer Taxes” has the meaning ascribed thereto in Section 11.12(b).

“UCC” means the Uniform Commercial Code as in effect in the State of Delaware.

Section 1.2.  Interpretation and Construction.

(a) As used herein the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

(b) As used herein, the words “herein”, “hereof”, “hereunder” and similar terms shall refer to this Agreement unless the context requires otherwise.

(c) For purposes of this Agreement, whenever the context so requires, the neuter gender includes the masculine and/or feminine gender, and the singular number includes the plural and vice versa.

ARTICLE II
AGREEMENTS TO SELL AND PURCHASE; RELATED MATTERS

Section 2.1.  Sale of Purchased Assets.

(a)  Purchased Assets. On the Closing Date, on the terms and subject to the conditions hereof and in consideration of the Purchase Price to be paid to Seller by Buyer, Buyer will purchase and acquire from Seller, and Seller will sell, convey, assign, transfer and deliver to Buyer, all of Seller’s right, title and interest in and to all assets, properties, rights and interests, of any kind and description (whether real, personal or mixed, tangible or intangible, or fixed, contingent or otherwise), wherever located and by whomever possessed, owned, licensed or leased by Seller, other than the Excluded Assets (collectively, the “Purchased Assets”), free and clear of all Interests, other than Permitted Liens and Encumbrances and Assumed Liabilities, to the fullest extent permitted by Section 363 of the Bankruptcy Code, including the following:

(i)  all of Seller’s rights and interests in the Leased Real Property;

(ii)  all of Seller’s Inventory;

(iii)  all of Seller’s Equipment, including all machinery, office equipment, tooling, dies, fixtures, trade fixtures, computers and related software, furniture, office supplies, production supplies, spare parts, other miscellaneous supplies and other tangible property of any kind wherever located;

(iv)  all of Seller’s Contracts and business arrangements, including all leases or subleases of personal property, supply and distribution arrangements, sales and purchase orders, confidentiality, non-disclosure, non-solicitation, assignment of inventions, assignment of developments, non-disparagement, non-competition, non-interference, non-circumvention and similar agreements (and related covenants), dealership, service, maintenance, vendor, customer and service agreements, that are listed on Schedule 2.1(a)(iv) (collectively, the “Assigned Contracts”);

(v)  all of Seller’s Intellectual Property, including any Intellectual Property of Seller relating, pertaining or involved in connection with the MicroCutter 5/80TM Stapler, vascular anastomosis products and other Products, and all enhancements, modifications, improvements, developments and next-generation products of the foregoing (collectively, the “Seller Intellectual Property”);

(vi)  all of Seller’s Licenses and Permits (the “Seller Licenses and Permits”), to the extent transferable;

(vii)  all of Seller’s lists, records and other information pertaining to suppliers and customers (including customer lists, customer mailing lists and customer sales files), all lists, records and other information pertaining to accounts, Products, personnel and referral sources, and all drawings, plats, specifications, reports, studies, plans, books, ledgers, files, documents, correspondence and business and accounting records of every kind (including all financial, business and marketing plans and FDA and other regulatory records, submissions, forms and other files, maintenance records, financial records and books of account), in each case whether or not evidenced in writing, electronic data, computer software or otherwise (the “Seller Records”), including Seller Records that are part of Seller Intellectual Property;

(viii)  all of Seller’s advertising, marketing and promotional materials and all other printed or written materials;

(ix)  all of Seller’s Claims (including insurance benefits to the extent such benefits relate to a Purchased Asset or Assumed Liability), deposits, prepayments, refunds, vendor rebates, credits, causes of action, choses in action, rights of recovery, rights of recoupment and rights of set-off of any kind (other than those that are Excluded Assets);

(x)  all rights with respect to any Proceeding of any nature available to or being pursued by Seller to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise, including, but not limited to, Proceedings or Claims related any of Seller Intellectual Property, past present or future;

(xi)  all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any of the Purchased Assets;

(xii)  all insurance benefits, including rights and proceeds, that arise from or relate to the Purchased Assets or the Assumed Liabilities;

(xiii)  all goodwill as a going concern and all other intangible property of the Business; and

(xiv)  all of Seller’s other assets, properties rights and interests owned by Seller as of the Closing Date, or in which Seller has an interest, which are not referred to in subsections (i) through (xiii), including all other assets, rights and interests necessary to operate the Business following the Closing Date and which are not otherwise Excluded Assets, and further including all of Seller’s rights, title and interests under (including its rights to enforce), but none of its duties, obligations and Liabilities, in, to and under those certain confidentiality, non-disclosure, non-solicitation, assignment of inventions or assignment of developments Contracts (each such agreement, an “NDA Agreement”) that are not Assigned Contracts.

Nothing in this Section 2.1(a) shall obligate Buyer to assume any Liability, whether related to the Business, the Purchased Assets or otherwise, unless Buyer expressly assumes such Liability pursuant to the terms and conditions of Section 2.2(a) hereof. Further, Buyer shall have the right, upon written notice given to Seller before Closing, to exclude any or all of the assets listed above from the definition of Purchased Assets and any assets so excluded shall be Excluded Assets. No election to revise the Purchased Assets hereunder by Buyer shall alter the Purchase Price.

(b)  Excluded Assets. Notwithstanding anything contained in Section 2.1(a), the following assets, properties, rights and interests of Seller (collectively, the “Excluded Assets”) are expressly excluded from the Contemplated Transactions and as such are not included in the Purchased Assets:

(i)  the personnel and other records that Seller is required by Law to retain in its possession;

(ii)  all of the Seller’s Contracts other than the Assigned Contracts;

(iii)  the Organizational Documents of Seller;

(iv)  the minute book, stock ledger, corporate seal or related documents pertaining to the incorporation and equity ownership of Seller, together with copies of any Seller Records that Seller requires in connection with the administration of the Bankruptcy Case, it being understood that any such copies shall be subject to the provisions of Section 6.11;

(v)  all of the Claims (including insurance benefits not expressly made part of the Purchased Assets), deposits, prepayments, refunds, credits, causes of action, choses in action, rights of recovery, rights of recoupment, indemnification rights, escrows and rights of set-off of Seller, in each case with respect to any of the Excluded Assets or any of the Excluded Liabilities;

(vi)  all cash, cash equivalents and marketable securities, including the Outstanding Braun Distribution Agreement Consideration;

(vii)  all accounts and notes receivable;

(viii)  subject to Section 2.1(a)(xii) hereof, all of Seller’s insurance policies;

(ix)  all of Seller’s Tax assets (including tax refunds and repayments and net operating losses);

(x)  Seller’s rights under or pursuant to this Agreement and the Ancillary Documents;

(xi)  all Claims arising under Chapter 5 of the Bankruptcy Code (“Avoidance Actions”);

(xii)  all of Seller’s privileges, protections, and immunities for communications, documents, or materials, including without limitation, any attorney-client privilege, work product doctrine, common interest, or joint defense privilege, and electronic and tangible documents reflecting such communications and materials;

(xiii)  all stock and other ownership interests in Dextera Surgical GmbH; and

(xiv)  the other assets, properties, rights and interests of Seller set forth on Schedule 2.1(b)(xiv).

Section 2.2.  Assumption and Exclusion of Liabilities.

(a)  Assumed Liabilities. As of the Closing Date, on the terms and subject to the conditions hereof, and as additional consideration for the Purchased Assets, Buyer shall assume and pay, perform or otherwise discharge, in accordance with their respective terms and subject to their respective conditions, only: (i) any Liabilities of Seller under any Assigned Contract, but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the Ordinary Course of Business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing Date; (ii) the Liabilities of Seller specifically identified and described in Schedule 2.2(a)(ii) (collectively, the “Assumed Liabilities”). At least ten (10) days prior to the Sale Hearing, Buyer will provide Seller with a completed form of Schedule 2.2(a)(ii), which schedule will list all Seller Liabilities that the Buyer, in its sole discretion, shall have agreed to assume at Closing in addition to the Seller Liabilities identified in Subsection 2.2 (a)(i) above.

(b)  Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement, Seller shall retain and shall be responsible for paying, performing and discharging when due, and Buyer shall not assume or have any responsibility or liability for, any of Seller’s Liabilities, whether or not related to the Business or the Purchased Assets, of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, and whether or not accrued, not specifically identified as Assumed Liabilities pursuant to Section 2.2(a) including the following Liabilities (collectively, the “Excluded Liabilities”):

(i)  any Liabilities arising out of or related to the Excluded Assets;

(ii)  Seller’s obligations under this Agreement and the Ancillary Documents;

(iii)  any Liabilities existing prior to the Closing Date or related to or arising out of any event, occurrence, state of facts, condition, act or omission prior to the Closing Date;

(iv)  any Liability under any Assigned Contract, to the extent (A) arising in the first instance prior to the Closing Date, under any Assigned Contract, or (B) arising after the Closing Date but relating to a breach of an Assigned Contract by Seller prior to the Closing Date;

(v)  any Liability under an NDA Agreement;

(vi)  any Indebtedness of Seller;

(vii)  all Liabilities in respect of any employees of Seller and the beneficiaries of such employees arising prior to or accrued as of the Closing including, but not limited to, any severance payments or exit bonuses payable to such employees as a result of the Closing of the Contemplated Transactions;

(viii)  all Liabilities relating to any product Liability, breach of warranty or similar claim for injury to a Person or property which arises out of or is based upon any express or implied representations, warranty, agreement or guaranty made by Seller, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package label or warn of hazard or other related product defects of any products at any time manufactured or sold or any service performed by Seller before the Closing; and

(ix)  all Liabilities for professional (including broker and advisory), U.S. trustee and Bankruptcy Court fees, costs and expenses that have been incurred or that are incurred or owed by Seller (or its bankruptcy estate) in connection with the preparation and administration of the Bankruptcy Case; and

(x)  all Liabilities for Taxes imposed with respect to the Business, the assets thereof, and/or any income or gains derived with respect thereto for any taxable period, or portion thereof, ending on or before the Closing Date (the “Excluded Tax Liabilities”).

Section 2.3.  Assignment of Contracts and Rights.

(a)  At least twenty (20) days prior to the Sale Hearing, Buyer will provide Seller with a completed form of Schedule 2.1(a)(iv). Schedule 2.1(a)(iv) will list all Contracts of Seller, that Buyer, in its sole discretion, shall have designated for assumption by Seller and assignment to Buyer at Closing. Prior to conclusion of the Sale Hearing, Buyer shall have the right, in its sole discretion, to delete Contracts from Schedule 2.1(a)(iv)

(b)  At the Closing: (i) Seller shall, pursuant to the Approval Order and the Assignment and Assumption Agreement, assume and assign to Buyer (the consideration of which is included in the Purchase Price) each of the Assigned Contracts; (ii) Buyer shall pay all Cure Amounts in respect of each of the Assigned Contracts that have been allowed by Final Order of the Bankruptcy Court prior to the Closing Date (the “Liquidated Cure Amounts”); and (iii) to the extent that the required Cure Amount for any Assigned Contract has not been (x) allowed by Final Order of the Bankruptcy Court prior to the Closing Date or (y) otherwise agreed to by Seller and such Assigned Contract counterparty, the Maximum Cure Amount claimed by each respective Assigned Contract counterparty or the lesser amount, if any, to which the Bankruptcy Court, by Final Order, has limited the Cure Amount which may subsequently be allowed to such Assigned Contract counterparty (a “Disputed Cure Amount”), shall be paid by Buyer into an escrow account with the Escrow Agent (collectively, the “Cure Escrow”), and the allowed amount of all Disputed Cure Amounts shall be paid by the Escrow Agent from the Cure Escrow pursuant to the terms of the Escrow Agreement when and to the extent each such Disputed Cure Amount is allowed by Final Order of the Bankruptcy Court.

Section 2.4.  Competing Transactions; Bankruptcy Court Approval. This Agreement is subject to approval by the Bankruptcy Court and the consideration by Seller of higher or better competing bids pursuant to the Bid Procedures Order and the Bid Procedures approved thereby (each, a “Competing Bid”). From the date of filing of the Sale Motion until Seller designates the Successful Bidder (as defined in the Bid Procedures), Seller is permitted to cause its Representatives and Affiliates to initiate contact with, solicit or encourage submission of any inquiries, proposals or offers by, any Person in connection with any sale or disposition of the Purchased Assets. If Buyer is designated as the Successful Bidder, Seller shall use its best efforts to obtain the Sale Order at the Sale Hearing. In soliciting Competing Bids and in conducting any auction resulting from the receipt of a Competing Bid for the Purchased Assets, Seller shall comply with the Bid Procedures Order and the Bid Procedures.

Section 2.5.  No Collusive Bidding. Buyer hereby confirms that it has not engaged in any collusive bidding or violated any applicable law with respect to the auction of the Purchased Assets or that would constitute a basis for avoiding the sale or the recovery of damages under Section 363(n) of the Bankruptcy Code.

ARTICLE III
PURCHASE PRICE

Section 3.1.  Payment of Purchase Price.

(a)  Closing Date Cash Payment. The purchase price for the Purchased Assets shall be Seventeen Million Three Hundred Thousand Dollars and No Cents ($17,300,000.00) (the “Purchase Price”). At the Closing, in consideration of the purchase and sale of the Purchased Assets, Buyer shall, pay the following amounts from the Purchase Price to the following Persons, in cash, by wire transfer of immediately available funds: (i) to the Escrow Agent, the Indemnification Escrow (as defined below), to be held, administered and disbursed by the Escrow Agent pursuant to the terms of the Escrow Agreement, as further described in Section 3.1(b); (ii) to the Escrow Agent, the total of all Disputed Cure Amounts, to be held, administered and disbursed by the Escrow Agent pursuant to the terms of the Escrow Agreement, as further described in Section 3.1(c); (iii) to the holders of Liquidated Cure Amounts, such Liquidated Cure Amounts, (iv) to the provider of Tail Coverage, the premium for such Tail Coverage, (v) to itself, the full balance due on account of the DIP Loan, and (vi) to Seller, a net amount equal to the Purchase Price less the items identified in subparagraph (i) – (v) above (such net amount, the “Closing Date Cash Payment”). All payments described above except for payment on account of the DIP Loan shall be made pursuant to written wire transfer instructions, or address information for payment by check in the case of one or more of the Liquidated Cure Amounts, delivered by Seller to Buyer at least two (2) Business Days prior to the Closing Date.

(b)  Indemnification Escrow. Simultaneously with the Closing, the Parties shall enter into an escrow agreement, substantially in the form attached hereto as Exhibit A (the “Escrow Agreement”), with an escrow agent reasonably acceptable to Buyer and Seller (the “Escrow Agent”), pursuant to which Buyer will deposit with the Escrow Agent an amount equal to Two Million Dollars and No Cents ($2,000,000.00) of the Purchase Price (the “Indemnification Escrow”). The Indemnification Escrow shall be Buyer’s sole remedy against Seller on account of monetary damages and shall be available to Buyer to satisfy any amounts owed to Buyer pursuant to this Agreement (including any payments to be made to Buyer pursuant to Seller’s indemnification obligations under Article X). The Indemnification Escrow shall be held for the period and distributed as provided in the Escrow Agreement.

(c)  Cure Escrow. Simultaneously with the Closing, pursuant to the Escrow Agreement, Buyer will deposit with the Escrow Agent the total of all Disputed Cure Amounts (as calculated pursuant to Section 2.3(b)). The Cure Escrow shall be held for the period and distributed as provided in the Escrow Agreement.

Section 3.2.  Tax Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets in accordance with the IRS Form 8594, Asset Acquisition Statement Under Section 1060 as agreed by Seller and Buyer and their respective accountants in good faith consistent in all respects with applicable Laws. Seller and Buyer shall file their respective Tax returns in accordance with such allocation and shall not take any position inconsistent with such allocation, unless Seller or Buyer, as the case may be, reasonably determines (and notifies the other Party) that such allocation is contrary to applicable Law.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as of the Effective Date (and shall be deemed to represent and warrant as of the Closing Date) as follows:

Section 4.1.  Organization. Seller is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business as a foreign corporation and is in good standing in each other jurisdiction set forth on Schedule 4.1 where the operation of the Business by Seller requires such qualification.

Section 4.2.  Power and Authority. Seller has all requisite power and authority to enter into this Agreement and, subject to and upon entry of the Approval Order by the Bankruptcy Court, shall have such power and authority to consummate the Contemplated Transactions. This Agreement has been duly executed and delivered by Seller. This Agreement constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except (i) as to the obligation to consummate the Contemplated Transactions, entry of the Approval Order, and, as to the obligation to pay the Stalking Horse Payment if it becomes payable, entry of the Bid Procedures Order, and (ii) as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws and principles of equity affecting creditors’ rights and remedies generally.

Section 4.3.  Non-contravention. The execution and delivery of this Agreement or any other Ancillary Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder, will not (i) violate any provision of the Organizational Documents of Seller, (ii) subject to the entry of the Approval Order by the Bankruptcy Court, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or breach (or give rise to any right of termination, amendment, cancellation or acceleration) under any Contract, (iii) violate any Law or Order applicable to the Business or the Purchased Assets, or (iv) result in the imposition of any Lien or Encumbrance on the Purchased Assets (other than Permitted Liens and Encumbrances and those Liens and Encumbrances of which the Purchased Assets are sold free and clear as provided in the Approval Order).

Section 4.4.  Consents. Subject to and upon entry of the Approval Order by the Bankruptcy Court, except as set forth on Schedule 4.4, no approval, consent or authorization of, or declaration, filing or registration with or any notification to any Governmental Body or any other third Person is required in connection with the execution, delivery or performance by Seller of this Agreement or the consummation by Seller of the Contemplated Transactions.

Section 4.5.  Liabilities. Subject to and upon the entry of the Approval Order, Seller has no Liabilities with respect to the Purchased Assets for which Buyer will be responsible after Closing except Assumed Liabilities.

Section 4.6.  Title to Assets. Seller has good and marketable title to, or a valid leasehold interest in, all of its properties and assets which comprise the Purchased Assets, which title shall be transferred to Buyer subject to and upon entry of the Approval Order free and clear of all Interests other than Permitted Liens and Encumbrances and Assumed Liabilities. Subject to and upon entry of the Approval Order, upon the completion of the Contemplated Transactions, Buyer will be vested with good and marketable title to the Purchased Assets, free and clear of all Interests other than Permitted Liens and Encumbrances, Assumed Liabilities and any Liens and Encumbrances imposed upon the Purchased Assets by Buyer or any of its creditors or other financing sources.

Section 4.7.  Condition and Sufficiency of Tangible Personal Property. The material machinery, Goods, Equipment, furniture, leasehold improvements, fixtures and other tangible personal property (other than Inventory), which comprise a portion of the Purchased Assets are in good operating condition and repair, ordinary wear and tear excepted. That portion of the Purchased Assets which is comprised of finished goods Inventory consists of a non-obsolete, quality and quantity usable and, except for demonstration Inventory, salable in the Ordinary Course of Business. The tangible Purchased Assets are sufficient in nature, condition and quality for the continued conduct of the businesses conducted by Seller after the Closing in substantially the same manner as such businesses have been previously conducted and are all of the assets and properties used by Seller in the conduct of its businesses other than the Excluded Assets.

Section 4.8.  Location of Inventory. Schedule 4.8 identifies all third parties that are in possession of any Purchased Assets that are Inventory and sets forth the locations of such Inventory.

Section 4.9.  Real Property.

(a)  The Seller does not own, and has never owned, any Real Property.

(b)  Schedule 4.9(b) indicates the address and the owner of any Real Property leased by the Seller (the “Leased Real Property”). The Seller has made available to Buyer a complete and correct copy of each lease related to the Leased Real Property, all of which are identified on Schedule 4.9(b). Assuming good title in the applicable landlord, the Seller holds a valid, binding and enforceable leasehold interest in all of the Leased Real Property, in each case free and clear of all Liens that will not be discharged at the Closing.

(c)  Except as set forth on Schedule 4.9(c), the Leased Real Property constitutes all of the Real Property currently used or occupied by the Seller in connection with or related to the Business, and the buildings and improvements thereon are in good condition and repair, normal wear and tear excepted. Such Leased Real Property and the premises located thereon occupied by the Seller, is sufficient for current Business and operational use requirements, and the Seller enjoys peaceful and undisturbed possession of such Real Property sufficient for current Business and operational use requirements.

(d)  With respect to the Leased Real Property, except as reflected on Schedule 4.9(d):

(i)  the Seller is in exclusive possession thereof and of all easements, licenses or rights required by applicable Law for the Seller’s use and occupancy as are necessary to the conduct of the Business thereon as currently conducted by the Seller;

(ii)  the buildings, plants, improvements, structures, fixtures, including heating, ventilation, air conditioning systems, roof, foundation and floors, are substantially fit for the purposes for which they are being utilized and are in adequate condition, normal wear and tear excepted, and are not in violation of any zoning, health, safety, environmental, building, land use or other Laws compliance with which is the Seller’s responsibility (by Contract or otherwise) and no notice of any claimed violation of any such Laws been served on the Seller and;

(iii)  all facilities thereon are supplied with utilities and other services necessary for the operation of such facilities, as presently operated;

(iv)  no portion thereof is subject to any pending eminent domain, condemnation or other similar proceeding or other Proceeding by any Governmental Body, court or judicial authority adverse to the Leased Real Property and, to Seller’s Knowledge, there are no Threatened condemnation or other Proceedings with respect thereto adverse thereto, either of which would adversely and materially affect the current operations at the Leased Real Property;

(v)  the Seller is not a party to any agreements with owners or users of properties adjacent to any facility located on any parcel of the Leased Real Property relating to the use, operation or maintenance of such facility or any adjacent Real Property;

(vi)  the Seller is not a lessor under, or otherwise a party to, any Lease, license, assignment, encumbrance, hypothecation or concession pursuant to which the Seller has granted to any Person the right to use or occupy all or any portion of the Leased Real Property; and

(vii)  all real estate Taxes due and payable with respect to any Leased Real Property for which the Seller is responsible with respect thereto, have been paid in full, as and when due.

(e)  To the Seller’s Knowledge, there is no action, suit, arbitration, unsatisfied order or judgment, governmental investigation or Proceeding pending or, to Seller’s Knowledge, Threatened, against any of the Leased Real Property which, if adversely determined, would have a material adverse impact on the Seller’s interest in any Leased Real Property, or which would interfere with the consummation of the Contemplated Transactions.

Section 4.10.  Material Contracts. Except as listed or described on Schedule 4.10, as of the Closing Date, Seller is not a party to or bound by any Contract of a type described below (such Contracts that are required to be listed on Schedule 4.10 are herein referred to as “Material Contracts”):

(a)  any consulting agreement or employment agreement;

(b)  any collective bargaining arrangement with any labor union, any Contract or arrangement providing for Seller to indemnify any Person, and any such agreements currently in negotiation or proposed;

(c)  any Contract for capital expenditures or the acquisition of fixed assets;

(d)  any Contract for the furnishing of services, materials, or supplies, or the sale, purchase, lease, maintenance or acquisition of merchandise, equipment, parts or other property or services requiring remaining aggregate future payments in excess of Twenty-Five Thousand Dollars ($25,000.00) per annum;

(e)  any Contract with any independent sales representative or distributor;

(f)  any Contract with any vendor relating to any vendor rebate program;

(g)  any Contract that restricts the right of Seller to engage in any line of business, compete with any Person, solicit any customers, suppliers, employees or contractors of any other Person, or sell or purchase any product;

(h)  any Contract relating to the acquisition or disposition, directly or indirectly, of any material business, real property or other Assets, or the Equity Interests of any other Person;

(i)  any Contract relating to the borrowing of money, or the guaranty of another Person’s borrowing of money or other obligation, including all notes, mortgages, indentures and other obligations, guarantees of performance, letters of credit, advances, and agreements and instruments for or relating to any lending or borrowing, including assumed indebtedness;

(j)  any Contract granting any Person a Lien on all or any of the Assets of Seller;

(k)  any Contract or group of related Contracts with any Affiliate or group of Affiliates of Seller;

(l)  any lease, license, rental or occupancy agreement, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, licensing of, title to, use of, or any leasehold or other interest in, any real or personal property, including Seller Intellectual Property (other than any such agreement for personal property with remaining obligations of less than Twenty-Five Thousand Dollars ($25,000));

(m)  (i) any Contract regarding the development, improvement, enhancement, modification appropriation or the non-disclosure of any Seller Intellectual Property; (ii) any Contract with an employee of Seller relating to confidentiality, non-disclosure, assignment of inventions or developments, non-solicitation, non-competition and/or similar matters; or (iii) any Contract with a Person relating to confidentiality, non-disclosure, assignment of inventions or developments, non-solicitation, non-competition and/or similar matters that is material to the conduct of the Business;

(n)  any written material warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by Seller;

(o)  any Contract that requires Seller to purchase or sell a stated portion of the requirements or outputs of the Business or that contain “take or pay” provisions;

(p)  any Contract that provides for the assumption or indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(q)  any joint venture, partnership or similar Contracts;

(r)  all powers of attorney with respect to the Business or any Purchased Asset;

(s)  any Contract with a Governmental Body;

(t)  any Contract, agreement, commitment, application or other document relating and pertaining to Tax abatement, Tax reduction, Tax forgiveness, Tax recovery or similar benefit; and

(u)  any amendment, supplement, or modification (whether oral or written) in respect of any of the foregoing.

Seller has made available to Buyer a complete and correct copy of each written Material Contract, together with all amendments, exhibits, attachments, waivers or other changes thereto, and written descriptions of each oral Contract, if any.

Section 4.11.  Licenses and Permits. Schedule 2.1(a)(vii) contains an accurate list and summary description of all of the Seller Licenses and Permits relating to the ownership, development or operation of the Business, all of which, are in good standing and not subject to meritorious challenge.

Section 4.12.  Assigned Contracts. Each Assigned Contract was made in the ordinary course of business, is in full force and effect and is valid, binding and enforceable against the parties thereto in accordance with its terms and may, pursuant to the Approval Order, without default or breach thereunder, be assigned to Buyer without any consent, approval or waiver from any Person. Upon payment of any applicable Cure Amount, no condition will exist and no event will have occurred which with notice or lapse of time would constitute a default under any Assigned Contract that would provide a basis for delay, nonperformance, termination modification or acceleration of maturity or performance by any counter-party thereto, provided, however, that, to the extent any such counter-party makes any such claim, (i) Buyer shall be entitled to make a related indemnification claim pursuant to Section 10.1 hereof, but (ii) Buyer shall not seek to enforce payment by the Escrow Agent from the Indemnification Escrow (as opposed to reservation of amounts in the Indemnification Escrow to cover the potential Losses) prior to making reasonable efforts to enforce the Approval Order against such counter-party to avoid any such delay, nonperformance, termination modification or acceleration of maturity or performance, and shall withdraw such related indemnification claim if the efforts described in (ii) in this Section 4.12 result in the enforcement of the Approval Order as to such counter-party, subject in all respects to the Buyer’s right to an indemnification claim for any reasonable costs and expenses incurred in enforcing such Approval Order.

Section 4.13.  Products Liability.

(a)  Each product manufactured, sold or otherwise delivered by Seller has been in conformity with all applicable contractual commitments and all express and implied warranties, and Seller does not have any Liability (and there is no basis for any present or future Proceeding against Seller) for replacement or repair of any such products or other damages or other costs in connection therewith, subject only to the reserve for product warranty claims set forth in the most recent annual financial statements of the Seller. Except as set forth on Schedule 4.13(a), there have been no product recalls or withdrawals by Seller. No product manufactured, sold, leased or delivered by Seller is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale, lease or service, which are set forth on Schedule 4.13(a).

(b)  Seller has no Liability and there is no basis for any present or future Proceeding against Seller giving rise to any Liability, arising out of any injury to Person or property as a result of the ownership, possession or use of a product designed, manufactured, assembled, repaired, sold, leased, delivered, installed or otherwise distributed, or services rendered, by Seller.

Section 4.14.  Intellectual Property.

(a)  Schedule 4.14(a) identifies all of Seller Intellectual Property, including, but not limited to, all Patents, Trademarks and Copyrights owned by Seller. All Seller Intellectual Property that is currently registered with any Governmental Body was done so in material compliance with applicable Laws regarding such registration. The Purchased Assets include all of the Intellectual Property rights used, or held for use primarily, in the conduct of the Business as it is currently being conducted by Seller.

(b)  Schedule 4.14(b) lists all licenses, sublicenses and other agreements pursuant to which a third party authorizes Seller to use, practice any rights under, or grant sublicenses with respect to, any Intellectual Property owned by such third party, other than licenses, sublicenses or other agreements that consist solely of “shrink-wrap”, “click-to-accept” or similar commercially available or otherwise standard end-user licenses.

(c)  Schedule 4.14(c) lists all licenses, sublicenses and other agreements pursuant to which Seller authorizes a third party to use, practice any rights under, or grant sublicenses with respect to, any Seller Intellectual Property or pursuant to which Seller grants rights to use or practice any rights under any Intellectual Property owned by a third party.

(d)  No Intellectual Property identified on Schedule 4.14(a) has been infringed or challenged in any way, nor, to the Seller’s Knowledge, has any Proceeding been threatened with respect thereto, and (ii) except as set forth on Schedule 4.14(d), none of such Intellectual Property has infringed or infringes upon the rights of any Person nor, to the Knowledge of Seller, has been alleged to infringe upon the rights of any Person.

(e)  None of Seller Intellectual Property has been or has been alleged to have been, misappropriated from any Person, and (ii) no employee, subcontractor, consultant, independent contractor, or other Person claims any rights to any of Seller Intellectual Property. Without limiting the generality of the foregoing, any and all Seller Intellectual Property conceived, invented or developed on behalf of Seller by any employee, subcontractor, consultant, independent contractor, or other Person has been duly and validly assigned and transferred to Seller pursuant to and in accordance with an assignment of inventions or similar agreements.

(f)  Seller has taken reasonable measures to protect the confidentiality of its trade secrets included in the Purchased Assets and no trade secrets have been disclosed to any Person other than to employees, Representatives and agents of Seller, or to third parties bound by confidentiality obligations.

(g)  The consummation of the Contemplated Transactions and the Ancillary Documents will not alter, encumber, impair or extinguish any of the Intellectual Property included in the Purchased Assets.

Section 4.15.  Compliance with Law, Governmental Authorizations, Etc.

(a)  Except as set forth on Schedule 4.15(a): (i) since January 1, 2012, Seller has complied in all material respects with all Laws that are applicable to the Products or Seller’s conduct or operation of the Business, and (ii) during the period of any applicable statute of limitations, Seller has not received any written notice from the FDA or any other Governmental Body or other Person regarding any actual, alleged, or potential violation of, or failure to comply with, any Law or any actual, alleged, or potential enforcement action by the FDA or any other Governmental Body, and, to Seller's Knowledge, no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation by Seller, or a failure by Seller to comply with, any Law.

(b)  Schedule 4.15(b) contains a list of all CE Marks, 510(k) Clearances, other international approvals and 510(k) Filings relating and pertaining to the Business. Seller is in compliance with (i) Sec. 510 of the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 360) and Sec. 515 of the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 360e) and 21 C.F.R. Parts 807, 812 and 814, (ii) all Laws (including regulations promulgated by the FDA or any other Governmental Body) relating or pertaining to such 510(k) Clearances, 510(k) Filings, CE Marks and the Products covered thereby, (iii) all terms and conditions of such licenses or applications and (iv) other applicable Laws related to the Products, including but not limited to the Physician Payments Sunshine Act and its implementing regulations. None of the Products is (A) adulterated within the meaning of 21 U.S.C. § 351 (or other Laws), or (B) misbranded within the meaning of 21 U.S.C. § 352 (or other Laws).

(c)  Seller is, and at all times has been, in possession of all Governmental Authorizations necessary to own, lease or operate its assets and properties and to carry on the Business. Schedule 4.15(c) contains a complete and accurate list of each Governmental Authorization that is held by Seller other than the CE Marks and the 510(k) Clearances which otherwise relate to the Business including the Products. Each Governmental Authorization listed on Schedule 4.15(c) is valid and in full force and effect, and Seller is in compliance with all such Governmental Authorizations. Except as disclosed in Schedule 4.15(c) and upon consummation of the Contemplated Transactions, all such Governmental Authorizations may be assigned to Buyer without the consent or approval of any Person, government or governmental agency or instrumentality (federal, state, local or foreign). Seller has not received any notice that any such Governmental Authorizations currently in effect may be revoked or may not in the ordinary course be renewed upon its expiration or that by virtue of the transactions contemplated hereby that any such Governmental Authorizations may be revoked or may not be granted, renewed or transferred to Buyer.

(d)  Except as set forth in Schedule 4.15(d), Seller has never, either voluntarily or involuntarily, initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, market withdrawal or replacement, safety alert, warning notice, investigator notice or other notice or action disclosing an alleged defect or lack of safety or efficacy of any Product.

(e)  The Products that are within the Purchased Assets are merchantable and fit for the purpose for which they were designed, and have been developed, manufactured, tested, distributed and marketed in compliance with all requirements under applicable Laws.

(f)  Without limiting the scope of Section 4.25(a), neither Seller nor, to the Seller's Knowledge, any officer, director, employee, agent or Representative of Seller, has made, directly or indirectly, with respect to the business of Seller, any illegal political or illegal charitable contributions, payments from corporate funds not recorded on the Seller Records, payments from corporate funds that were falsely recorded on the Seller Records, payments from corporate funds to governmental officials in their individual capacities for the purpose of affecting their action or the action of the government they represent to obtain favorable treatment in securing businesses or licenses or to obtain special concessions, illegal payments from corporate funds to obtain or retain business, or payment of remuneration in violation of any applicable fraud and abuse statute.

Section 4.16.  Legal Proceedings; Orders; Communications. There are no Proceedings pending or, other than the contemplated Bankruptcy Case, to Seller’s Knowledge, threatened against the Purchased Assets or the Business, at law or in equity, or before or by any Governmental Body concerning the Purchased Assets, or which will impair or interfere with the ownership, use or sale by Buyer of the Purchased Assets after the Closing. There is no Proceeding pending that challenges, or that is reasonably likely to have the effect of preventing, delaying or rendering illegal any of the Contemplated Transactions. There is no Order to which the Seller, the Business or any Product is currently subject. Except as disclosed in Schedule 4.16, neither Seller nor, to the Knowledge of Seller, any officer, employee or agent of Seller, has been subject to any fine, injunction, civil penalty or other enforcement action by the FDA or any other Governmental Body. With respect to the Products, neither Seller nor, to the Knowledge of Seller, any officer, employee or agent of Seller has made an untrue statement of material fact or fraudulent statement to the FDA or any other Governmental Body, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Body, or committed any act, made a statement or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for the FDA or any other Governmental Body to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities” set forth in 56 Fed Reg 46191 or any similar Law or policy of any Governmental Body.

Section 4.17.  Tax Matters.

(a)  Seller has filed (or has had filed on its behalf) all Tax returns required to have been filed by it in connection with the Business. All such Tax returns were and are true, complete and correct in all material respects. No claim has been made by a Governmental Body in a jurisdiction where Seller does not file Tax returns to the effect that Seller is or may be subject to taxation by that jurisdiction. Seller has not requested any extension of time within which to file any Tax return, which Tax return has not since been timely filed.

(b)  Seller has, within the time and in the manner prescribed by applicable Laws, paid all Taxes that are due and payable by Seller and attributable to the Business or the Purchased Assets. No deficiency for any such Taxes has been proposed, asserted or assessed against Seller that has not been resolved and paid in full.

(c)  There are no Liens or Encumbrances for Taxes upon the Purchased Assets and as of the end of the day on the Closing Date there will be no such Liens or Encumbrances. There is not and, as of the end of the day on the Closing Date there will not be, any liability for Taxes affecting the Purchased Assets for which Buyer will at any time have any liability for payment.

Section 4.18.  Environmental Matters.

(a)  Seller has, with respect to the Business and the Purchased Assets, complied and is in compliance with all Environmental Laws; Seller has not received any written notice, report or other information regarding any violation of, or liability under, Environmental Law with respect to the Business or the Purchased Assets. Neither Seller nor any of its predecessors or their respective Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to, any Hazardous Materials, or owned or operated the Business, the Purchased Assets or any property or facility (and no such property or facility is contaminated by any such Hazardous Materials) in a manner that has given or would give rise to any Liabilities or investigative, corrective or remedial obligations pursuant to any CERCLA or any other Environmental Law. Seller has not received any written notice of any investigation, Proceeding or Order concerning any Environmental Condition applicable to the conduct of the Business as currently conducted or the ownership and use by Seller of the Purchased Assets.

(b)  Seller has furnished to Buyer all environmental audits, reports and other material environmental documents relating to the past or current operations or facilities of Seller in Seller’s possession and its predecessors and Affiliates with respect to the Business and the Purchased Assets which are in its possession or under its reasonable control.

(c)  Neither Seller nor any of its predecessors or their respective Affiliates, in each case with respect to the Business or the Purchased Assets, has manufactured, sold, marketed, installed, or distributed products or other items containing Hazardous Materials in a manner that has given or would give rise to any liabilities under any Environmental Law, and Seller has no liability related to or arising out of the presence of Hazardous Materials in any product or article, or at any property or facility.

Section 4.19.  Employee Matters. Schedule 4.19 sets forth an accurate list of (i) all officers, directors, and employees of Seller, (ii) the position of each such individual and (iii) the rate of compensation (and the portions thereof attributable to salary, bonus and other compensation, respectively) of each of such officers, directors, and employees as of the last payroll date immediately preceding the date of this Agreement.

Section 4.20.  Employee Benefit Plans. Each “employee benefit plan” as defined in Section 3(3) of ERISA, and each other benefit plan, policy, program, arrangement or agreement which is sponsored or maintained by Seller, or pursuant to which Seller is otherwise bound, for the benefit of its employees or other representatives is referred to herein as an “Employee Plan.” Each Employee Plan (i) has been operated and administered in compliance with its terms and all applicable requirements of ERISA, the Code and other applicable Laws and (ii) intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS. Neither Seller nor any of its ERISA Affiliates maintains, sponsors or is required to contribute to, either currently or at any time in the past, or otherwise any Liability with respect to, any employee benefit plan that (i) is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (ii) is subject to the funding requirements of Section 412 of the Code or Title IV of ERISA, or (iii) provides for post-retirement medical, life insurance or other welfare-type benefits (other than as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or under a similar state Law).

Section 4.21.  Labor Matters. Except as set forth on Schedule 4.21, there is no, and within the three (3) year period prior to the Closing Date, Seller has not experienced any, material labor dispute, allegation, charge, grievance or complaint of unfair labor practice, employment discrimination or, to Seller’s Knowledge, union organizational activity; nor, to Seller’s Knowledge, is any such action Threatened against Seller. Seller is not a party to any collective bargaining agreement and Seller has not received notice of any organizational effort presently being made on behalf of any labor union with respect to the Business. Seller has complied in all respects with all applicable Laws relating to the employment of labor, including, but not limited to, provisions thereof relating to immigration status, wages, hours, equal opportunity, collective bargaining, disability and the payment of social security and employment Taxes.

Section 4.22.  Insurance.

(a)  Schedule 4.22(a) contains a complete and accurate list of all policies and binders of insurance (including, without limitation, property, casualty, liability, professional liability, life, health, accident, workers' compensation and disability insurance and bonding arrangements) owned by or maintained for the benefit of Seller or under which Seller or any member, shareholder, director, trustee, officer or employee thereof is a party or is covered.

(b)  Seller is not a party to any contract or arrangement, other than a policy of insurance or a third party payor contract, that provides for the transfer to, or sharing of, any risk by Seller.

(c)  Schedule 4.22(c) sets forth, by year for the current policy year and each of the three (3) preceding policy years:

(i)  a summary of the loss experience under each policy required to be disclosed under subparagraph (a) above;

(ii)  a list of all claims under each such insurance policy for an amount in excess of Twenty-Five Thousand Dollars ($25,000) (or Fifty Thousand Dollars ($50,000) in the case of property and auto insurance); and

(iii)  a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

(d)  Schedule 4.22(d) describes all obligations of Seller to provide insurance coverage to third parties (such as, for example, under leases or service agreements) and identifies the policy under which such coverage is provided.

(e)  Schedule 4.22(e) describes any self-insurance or loss retention arrangements by or affecting Seller, including any reserves established thereunder.

(f)  Except as disclosed in Schedule 4.22(f):

(i)  All policies to which Seller is a party or that provide coverage to Seller or a trustee or director thereof: (A) are valid, outstanding, and enforceable; and (B) are sufficient for compliance with all Laws and Contracts to which Seller is a party or by which Seller is bound.

(ii)  Seller has not received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights; (B) any notice that an issuer of any insurance policy has filed for protection under applicable bankruptcy or insolvency laws or is otherwise in the process of liquidating or has been liquidated; (C) any notice of cancellation or any other indication that any insurance policy is no longer in full force and effect or that the issuer of any policy is not willing or able to perform its obligations thereunder; or (D) any notice from an insurer to discontinue any coverage afforded to Seller or a director, trustee, officer or employee of Seller.

(iii)  Seller has paid all premiums due, and has otherwise performed its obligations, under each policy listed or required to be listed in Schedule 4.22(a).

(iv)  Seller has given timely notice to the insurer of all existing claims.

Section 4.23.  Material Customers and Suppliers.

(a)  Schedule 4.23(a) sets forth a list of the ten (10) largest customers and distributors of Seller, as measured by the revenue therefrom, during the fiscal year ended June 30, 2017, showing the total sales by Seller to each customer during such fiscal year. Except to the extent caused by the filing of the Bankruptcy Case or Anticipated Post-Petition Business Changes, since November 30, 2017, and excluding B. Braun Surgical, S.A., (i) no customer listed on Schedule 4.23(a) has terminated or advised the Seller that it intends to terminate its relationship with Seller, (ii) the Seller has not materially reduced its pricing to any customer listed on Schedule 4.23(a) nor has any such customer advised the Seller that it intends to seek any such reductions, and (iii) the other material terms governing each relationship between the customer listed on Schedule 4.23(a) and the Seller have not changed in any manner materially adverse to the Seller nor has any such customer advised the Seller that it intends to seek any such changes.

(b)  Schedule 4.23(b) sets forth a list of the ten (10) largest suppliers and vendors of the Business, as measured by the purchases made by Seller therefrom, during each of the fiscal year ended June 30, 2017, showing the total spend by Seller to each supplier or vendor during such fiscal year. Except to the extent caused by the filing of the Bankruptcy Case or Anticipated Post-Petition Business Changes, since November 30, 2017, (i) no supplier or vendor listed on Schedule 4.23(b) has terminated or advised the Seller that it intends to terminate its relationship with Seller, (ii) the Seller has not materially increased its pricing to any supplier or vendor listed on Schedule 4.23(b) nor has any such supplier or vendor advised the Seller that it intends to seek any such increases, and (iii) the other material terms governing each relationship between the suppliers and vendors listed on Schedule 4.23(b) and the Seller have not changed in any manner materially adverse to the Seller nor has any such supplier or vendor advised the Seller that it intends to seek any such changes.

Section 4.24.  Financial Statements and SEC Reports. From January 1, 2014 through November 30, 2017, Seller had timely (it being understood that a filing made in reliance on, and within the timeframes prescribed by, Rule 12b-25 under the Securities Exchange Act of 1934 are for this purpose deemed timely filed) filed or furnished all reports, schedules, forms, statements and other documents required to be filed or furnished by it with the Securities and Exchange Commission (collectively, the “SEC Reports”), all of which have complied as of their respective filing dates with all applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”). The audited and unaudited financial statements (including the related notes thereto) of Seller included (or incorporated by reference) in the SEC Reports have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and fairly present the financial position and the results of operations, changes in stockholders’ equity and cash flows of Seller as of their respective dates (subject, in the case of any unaudited or interim statements therein, to normal year-end audit adjustments and to any other adjustments set forth therein and lack of footnotes).

Section 4.25.  International Trade and Anti-Corruption.

(a)  Neither Seller, nor any of its officers, directors or employees, nor to the Knowledge of Seller, any agent or other third party representative acting on behalf of Seller, is currently, or has been in the last five years: (i) a Sanctioned Person; (ii) organized, resident or located in a Sanctioned Country; (iii) engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws; (iv) engaging in any export, reexport, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of, any required or applicable licenses or authorizations under all applicable Ex-Im Laws; or (v) otherwise in violation of applicable Sanctions Laws, Ex-Im Laws, or the anti-boycott laws administered by the U.S. Department of Commerce and the U.S. Department of Treasury’s Internal Revenue Service (collectively, “Trade Control Laws”).

(b)  Neither Seller, nor any of its officers, directors or employees, nor to the Knowledge of Seller, any agent or other third party representative acting on behalf of Seller, has at any time made any unlawful payment or given, offered, promised, or authorized or agreed to give, any money or thing of value, directly or indirectly, to any Government Official or other Person in violation of any applicable Anti-Corruption Laws. Seller has maintained complete and accurate Seller Records, including records of payments to any agents, consultants, representatives, third parties and Government Officials.

(c)  During the five years prior to the date hereof, Seller has not, in connection with or relating to the Business, received from any Governmental Body or any other Person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Body; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Trade Control Laws or Anti-Corruption Laws.

Section 4.26.  Brokers and Finders. Other than JMP Securities LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Seller and such fees shall be paid by Seller or be an administrative claim in the Bankruptcy Case.

Section 4.27.  Scheduled Assets and Contracts v. Purchased Assets and Assigned Contracts. Notwithstanding that some disclosure schedules hereto may include assets and contracts which are not Purchased Assets or Assigned Contracts, it is understood and agreed that Buyer is purchasing only Purchased Assets and assuming only the Assigned Contracts hereunder.

Section 4.28.  No Other Representations and Warranties. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE IV, NEITHER THE SELLER NOR ANY REPRESENTATIVE THEREOF HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE BUYER OR ANY REPRESENTATIVE OF THE BUYER WITH RESPECT TO THE BUSINESS, THE COMPANY OR THE FINANCIAL CONDITION, ASSETS, LIABILITIES OR OTHER MATTERS RELATING TO THE COMPANY, AND ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS AND IMPLIED, ARE HEREBY DISCLAIMED. NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN THIS SECTION 4.28, NOTHING IN THIS AGREEMENT WILL LIMIT THE LIABILITY OF SELLER FOR ACTUAL FRAUD THAT HAS BEEN DETERMINED BY A FINAL ORDER OR NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER.

Buyer represents and warrants to Seller as of the Effective Date as follows:

Section 5.1.  Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to conduct its business and own and operate its properties.

Section 5.2.  Power and Authority. Subject, prior to December 9. 2017, to approval by the Buyer’s Board of Directors, Buyer has all requisite corporate power and authority to enter into this Agreement and the Ancillary Documents and to consummate the Contemplated Transactions[, including, without limitation, to satisfy on behalf of Buyer and B. Braun Surgical, S.A. the requirements of Section 7.3(d) with respect to the Braun Distribution Agreement]. This Agreement has been duly executed and delivered by Buyer. This Agreement is a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

Section 5.3.  Non-contravention. The execution and delivery of this Agreement or any other Ancillary Document to which Buyer is a party, will not (i) violate any provision of the Organizational Documents of Buyer, or (ii) violate any Law or Order applicable to Buyer.

Section 5.4.  No Proceedings. There are no Proceedings pending, or to the actual knowledge of Buyer, threatened, before or by any Governmental Body, against Buyer that would affect Buyer’s ability to proceed with the Contemplated Transactions.

Section 5.5.  Bankruptcy Matters. Buyer is capable of satisfying the adequate assurance of future performance conditions contained in Section 365(f)(2)(B) of the Bankruptcy Code with respect to each Assigned Contract.

Section 5.6.  Consents. No consent, waiver, authorization or approval of any person or declaration, filing or registration with any Governmental Body or other Person is required in connection with the execution and delivery by Buyer of this Agreement or the performance by Buyer of its obligations hereunder or thereunder, other than approval by the Buyer’s board of directors.

Section 5.7.  Financing. Buyer has cash on hand, availability under existing lines of credit, or other immediately available financial resources sufficient to pay the Purchase Price at the Closing.

Section 5.8.  Certain Relationships. Neither Buyer nor any officer, director, manager, member, Representative or Affiliate of Buyer is an officer or director of Seller or a Related Person of any officer, director or key employee of Seller. Neither Buyer nor any officer, director, manager, member, Representative or Affiliate of Buyer has entered into any Contract with any officer, director or key employee of Seller.

Section 5.9.  Brokers and Finders. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Buyer in connection with the Contemplated Transactions and no Person is entitled to any fee or commission or like payment in respect thereof.

ARTICLE VI
COVENANTS OF THE PARTIES

Section 6.1.  Operation of the Business by Seller Pending Closing. From the date hereof until the Closing Date, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), and subject in all respects to the Bankruptcy Code and orders of the Bankruptcy Court (including, without limitation, the Approval Order), Seller shall: (a) conduct the Business in the Ordinary Course of Business; and (b) use its commercially reasonable efforts to preserve intact its business relationships with customers, suppliers, and other Persons having business dealings with it relating to the Business, and to keep available the services of its officers and key employees, consistent with the Ordinary Course of Business.

Section 6.2.  Notice of Breach. From and after the date hereof and until the earlier to occur of the Closing Date or the termination of this Agreement pursuant to Article IX hereof, Seller shall promptly give notice upon having Seller’s Knowledge of:

(a)  the existence of any event or circumstance that would be likely to cause any condition to the obligations of Buyer to effect the Contemplated Transactions not to be satisfied;

(b)  any written notice or, to Seller’s Knowledge, other communication, received by or made to Seller, from any Person alleging that the consent of such Person is or may be required in connection with the Contemplated Transactions; and

(c)  any Proceedings commenced, or, to Seller’s Knowledge, threatened against, relating to or involving Seller or the Business, the Purchased Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.16 or that relates to the consummation of the Contemplated Transactions.

Buyer’s receipt of information pursuant to this Section 6.2 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by any Seller in this Agreement and shall not be deemed to amend or supplement the disclosures made in the Schedules attached hereto.

Section 6.3.  Negative Covenants of Seller. Without the prior written approval of Buyer, which shall not be unreasonably withheld, Seller shall not, between the date hereof and the Closing: (i) dissolve, liquidate or merge or affiliate with any other entity or (ii) enter into any Contract or modify or terminate any existing Contract, in each case that would have a Material Adverse Effect on the Business.

Section 6.4.  Affirmative Covenants of Seller. Between the date of this Agreement and the Closing, Seller shall:

(a)  maintain the Leased Real Property, including the grounds and physical plant, in substantially the state of repair, order and condition as on the date hereof, reasonable wear and tear or loss by casualty excepted;

(b)  maintain in full force and effect all Licenses, currently in effect with respect to the Business;

(c)  maintain in full force and effect the insurance policies and binders currently in effect with respect to the Business;

(d)  utilize commercially reasonable efforts to preserve intact the present business organization of the Seller, keep available the services of present employees and agents, and any other employees and agents employed in connection with the Business, and maintain Seller’s relations and goodwill with the suppliers, customers, employees, affiliated personnel and anyone having business relating to the Business, consistent with the Ordinary Course of Business;

(e)  maintain all of the Seller Records relating to the Business in accordance with its past practices;

(f)  not later than the second (2nd) Business Day following the execution of this Agreement (the “Petition Date”), file the Petition for Relief;

(g)  not later than the second (2nd) Business Day following on the Petition Date, file a motion with the Bankruptcy Court, in form and substance satisfactory to Buyer, (the “Sale Motion”) seeking (i) entry of an order (the “Bid Procedures Order”) in the form attached hereto as Exhibit B establishing procedures for potential competing offers to purchase the Purchased Assets (the “Bid Procedures”) and setting a hearing (the “Sale Hearing”) to consider entry of an order (the “Approval Order”) in the form attached hereto as Exhibit C approving the Contemplated Transactions, and (ii) approval of the Contemplated Transaction, subject to higher and better offers pursuant to the Bid Procedures;

(h)  within five (5) days of entry of the Bid Procedures Order, provide notice to the counter-parties to all executory contracts and unexpired leases, in form and substance satisfactory to Buyer (the “Assumption and Assignment Notices”), advising each such counter-party that its Contract with Seller has been designated for potential assumption by Seller and assignment to Buyer pursuant to the terms of this Agreement, stating the Cure Amount which Seller contends will be due to such counter-party upon assumption and advising such counterparty of the deadline for any objections to such assumption and assignment and to the stated Cure Amounts and that the Bankruptcy Court will consider Seller’s request to assume such Contract and assign it to Buyer and any such objections at the Sale Hearing;

(i)  prior to the Closing Date, obtain Tail Coverage to take effect as of the Closing Date, the cost of which Tail Coverage will be paid by the Buyer at Closing and deducted from the Purchase Price as set forth in Section 3.1(a);

(j)  provide Buyer with drafts of all pleadings to be filed with any Governmental Body relating to the sale contemplated by this Agreement at least one (1) business days in advance of filing and as-filed copies of all such pleadings immediately after filing; and

(k)  serve notice of the Sale Motion, and such other notices and pleadings related to the Contemplated Transaction as the Bankruptcy Court requires, on (i) all of Seller’s creditors, (ii) all holders of Interests, and (iii) on all other parties in interest, as required by the Bankruptcy Code and all orders of the Bankruptcy Court, including the Bid Procedures Order, in each case within the time periods provided under the Bankruptcy Code and such orders.

Section 6.5.  RESERVED.

Section 6.6.  Employees.

(a)  Employees Generally. At least five (5) days prior to the date of the Sale Hearing, Buyer shall deliver to Seller a list of Seller’s employees to whom Buyer, effective as of the Closing Date, shall offer employment to at such rates of compensation and upon such other terms and conditions as Buyer shall determine in its sole discretion (all such employees who accept such offer of employment, the “Hired Employees”); provided, however, that nothing set forth in this Section 6.6 shall create, or be deemed to create, any duty or obligation on the part of Buyer to (i) continue the employment of any such Hired Employee after the Closing Date, or (ii) make offers to any such Business Employees who are, as of the Closing Date, on an extended leave of absence, disability, sick leave or lay off status. Buyer shall have the right to terminate the employment of any or all of the Hired Employees, with or without cause, at any time, it being expressly understood that each Hired Employee shall be employed following the Closing Date as an “at-will” employee of Buyer.

(b)  Certain Key Employees. Buyer may, at its option and on or before the date of execution of this Agreement, designate up to seven (7) employees of Seller (the “Initial Employees”) provided that, for at least three (3) of such employees, Buyer designates at least one alternate employee who, in the event the applicable Initial Employee does not accept an offer of employment, would replace such Initial Employee (the Initial Employees and any alternate that so replaces an Initial Employee, the “Designated Employees”). Buyer shall offer employment to the Designated Employees pursuant to employment agreements to become effective as of the Closing Date (such employees who ultimately accept and execute such employment agreements, the “Hired Key Employees”, and such agreements with the Hired Key Employees, the “Key Employee Employment Agreements”). The Key Employee Employment Agreements shall be in such form as is reasonably satisfactory to Buyer; provided, that the Key Employee Employment Agreements shall provide for compensation and employment by Buyer on competitive market terms reasonably satisfactory to Buyer.

Section 6.7.  Access to Information. Seller shall permit Buyer’s Representatives to have, upon prior written notice, reasonable access during normal business hours and under reasonable circumstances, and in a manner so as not to interfere with the normal business operations of Seller, to the premises, personnel, books, records, and documents of or pertaining to the Business; provided, that Seller may restrict the foregoing access to the extent that in the reasonable judgment of Seller, any Laws applicable to Seller require it to restrict access to any of its business, properties, information or personnel; and provided, further, that such access shall not unreasonably disrupt the operations of Seller. Buyer shall comply with, and shall cause its Representatives to comply with, all of its obligations under the any non-disclosure agreement with respect to the terms and conditions of this Agreement and the Contemplated Transactions and the information of Seller and the Business disclosed or accessed pursuant to this Section 6.7, which agreement shall remain in full force and effect until the Closing Date. Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be required to provide any information or access that Seller reasonably believes could violate applicable Law.

Section 6.8.  Further Actions and Assurances. To more effectively convey, assign and transfer to and vest in Buyer, its successors and assigns, full legal right, title and interest in and actual possession of the Purchased Assets, and to generally carry out the purposes and intent of this Agreement, Seller shall from time to time after the Closing execute and deliver such further instruments as may be accurately prepared and reasonably requested by Buyer, and to take such other action as it is reasonably capable of performing, to make effective the transactions contemplated by this Agreement and the Ancillary Documents. Buyer shall from time to time after the Closing, execute and deliver such further instruments as may be accurately prepared and reasonably requested by Seller, any statutory committee, trustee, liquidating trust or similar entity, and to take such other action as it is reasonably capable of performing, to make effective the transactions contemplated by this Agreement and the Ancillary Documents.

Section 6.9.  Cooperation. Subject in all respects to the Bankruptcy Code, the Parties shall use their respective commercially reasonable efforts not involving litigation to (a) take or cause to be taken all actions, and to do or cause to be done all other things, necessary, proper or advisable to expeditiously satisfy the closing conditions set forth in Article VII and to consummate the Contemplated Transactions as promptly as practicable, and (b) obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings in connection with the foregoing. Seller also agrees to assist Buyer in negotiations for any modifications to the Redwood City Lease that Buyer seeks to obtain. Following the Closing, Seller agrees to communicate with customers, suppliers, vendors, and employees as reasonably requested by Buyer to assist in transitioning such relationships to Buyer.

Section 6.10.  Records Retention and Access. For a period of thirty (30) months following the Closing, Buyer shall furnish to Seller, to the extent in Buyer’s possession and following receipt of a reasonable, written request therefor, information, including financial data of the Seller with respect to the period prior to the Closing, that is necessary for Seller or other estate representative to prepare for, prosecute or defend against any Proceeding related to the Business, to validate claims filed in the Bankruptcy Case, carry out the continuing administration of the Chapter 11 Case (including, without limitation, the pursuit of any Avoidance Action by Seller or other estate representative and the filing of pleadings or reports with the Bankruptcy Court of the U.S. Trustee), and/or to enable Seller and its Representatives to prepare, complete and file all required federal, state and local Tax returns in accordance with applicable Laws. Should there be any requests for materials for discovery or materials requiring electronic discovery beyond four (4) hours effort by an employee of Buyer, Seller shall bear Buyer’s reasonable cost of compliance with such requests.

Section 6.11.  Confidentiality; Non-Competition; Non-Solicitation.

(a)  Confidentiality. From and after the Closing, Seller shall not, directly or indirectly, disclose or use at any time (and shall cause their respective Affiliates and Representatives not to use or disclose) any Confidential Information (whether or not such information is or was developed by Seller), except to the extent that such disclosure or use is directly related to and required by the performance of Seller’s duties to Buyer or as required by Law (including in connection with the Bankruptcy Case) or as otherwise provided hereunder. Seller further agrees to take commercially reasonable steps, to the extent within its control, to safeguard such Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. In the event Seller is required by Law to disclose any Confidential Information, Seller shall promptly notify Buyer in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and shall cooperate, at Buyer’s sole cost and expense, with Buyer’s reasonable requests to preserve the confidentiality of such Confidential Information consistent with applicable Law; provided, that, to the extent the Seller is required to make a disclosure hereunder as required by applicable Law, Seller shall (i) disclose only that portion of such Confidential Information which Seller is advised by its counsel in writing that it is legally required to disclose and (ii) use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such Confidential Information. For purposes of this Agreement, “Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the Business or its suppliers, distributors, customers, independent contractors or other business relations. Confidential Information includes the following as they relate to the Business and, in each case, to the extent the Business obtains a commercial benefit from the secret nature of such information: internal business information (including information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures, accounting and business methods and potential acquisition candidates); identities of, individual requirements of, and specific contractual arrangements with, the Business’s suppliers, distributors, customers, independent contractors or other business relations and their confidential information; trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, documentation, models, data and data bases relating thereto; and inventions, innovations, improvements, developments, methods, designs, analyses, drawings, and reports. Notwithstanding the foregoing, Confidential Information does not include such information which: (i) at the time of disclosure is publicly available or thereafter becomes publicly available through no act or omission of Seller in violation of this Section 6.11(a); (ii) is thereafter disclosed or furnished to Seller by a third party who is not known by Seller to have acquired the information under an obligation of confidentiality; (iii) is independently developed by Seller without the use of or reference to Confidential Information after the Closing Date; or (iv) is disclosed by Seller (subject to compliance with the applicable provisions of this Section 6.11(a)) under compulsion of applicable Law. Confidential Information shall not include information required to be included by the Seller in the schedules, statement of financial affairs, mailing matrix, service lists or affidavits of service, or similar documents filed in the Bankruptcy Case.

(b)  Non-Competition.

(i)  Seller is familiar with the trade secrets related to the Business and with other Confidential Information concerning the Business, including all (A) inventions, technology and research and development related to the Business, (B) customers and clients and customer and client lists (and prospective customers and prospective clients) related to the Business, (C) products (including products under development) and services related to the Business and related costs and pricing structures and manufacturing techniques, (D) accounting and business methods and practices related to the Business and (E) similar and related confidential information and trade secrets related to the Business. Seller acknowledges and agrees that the Business would be irreparably damaged if Seller were to directly or indirectly provide services to any Person competing with the Business or engaging in a similar business and that such direct or indirect competition by Seller would result in a significant loss of goodwill by the Business.

(ii)  In further consideration for the Buyer’s payment of the Purchase Price under this Agreement (in respect of which payment Seller expressly acknowledges that it derives a substantial and direct benefit), and in order to protect the value of the Business acquired by the Buyer hereunder (including the goodwill inherent in the Business as of the Closing Date), Seller hereby agrees that during the period commencing on the Closing Date and ending on the five (5) year anniversary of the Closing Date (the “Non-Competition Period”), Seller shall not acquire or hold any economic or financial interest in, act as a partner, member, stockholder, or Representative of, render any services to, or otherwise operate or hold an interest in any Person (other than the Buyer) having any location in the world which entity, enterprise or other Person primarily engages in, or engages in the management or operation of any Person that primarily engages in any business that competes with the Business; provided, however, that nothing contained herein shall be construed to prohibit Seller from purchasing (1) up to an aggregate of one percent (1%) of any class of the outstanding voting securities of a publicly traded corporation (but only if such investment is held on a purely passive basis) or (2) any securities of the Buyer or any of its Affiliates.

(c)  Non-Solicitation; Non-Disparagement. During the period commencing on the Closing Date and ending on the five (5) year anniversary of the Closing Date (the “Non-Solicitation Period”), Seller shall not, directly or indirectly, either individually or acting in concert with another Person or Persons:

(i)  request, induce or attempt to influence any distributor, supplier, vendor, sales representative or customer of goods or services of the Business to curtail, cancel or refrain from maintaining or increasing the amount or type of business such distributor, supplier or customer of goods or services is currently transacting, or may be transacting during the Non-Solicitation Period, with the Business or modify its pricing or other terms of sale with the Business;

(ii)  solicit or induce any individual who is or was an employee of the Seller or the Buyer to terminate his or her employment or offer employment to or hire or otherwise engage any such individual, whether as an independent contractor, consultant or otherwise;

(iii)  influence or attempt to influence any Person who is an employee of the Business during the Non-Solicitation Period to terminate his or her employment with the Buyer; or

(iv)  make any negative, derogatory or disparaging statements or communications regarding the Buyer, the Business, or the Affiliates or Representatives of the Buyer.

(d)  Severability. Notwithstanding anything to the contrary in this Agreement, if at any time, in any judicial or arbitration proceeding, any of the restrictions stated in this Section 6.11 are found by a final order of a court of competent jurisdiction or arbitrator to be unreasonable or otherwise unenforceable under circumstances then existing, the Parties each agree that the period, scope or geographical area, as the case may be, shall be reduced to the extent necessary to enable the court to enforce the restrictions to the extent such provisions are allowable under applicable Law, giving effect to the agreement and intent of the Parties that the restrictions contained herein shall be effective to the fullest extent permissible. Seller agrees that the restrictions contained in this Agreement are reasonable in all respects and necessary to protect the Buyer’s interest in, and the value of, the Business.

(e)  Specific Performance; Injunctive Relief. Seller acknowledges and agrees that in the event of a breach by Seller of any of the provisions of this Section 6.11, the Buyer would suffer irreparable harm, no adequate remedy at law would exist for the Buyer, and damages would be difficult to determine. Consequently, in the event of any such breach, the Buyer or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages.

(f)  Tolling of Non-Competition Period and Non-Solicitation Period. The Non-Competition Period and the Non-Solicitation Period shall automatically be extended for any period of time during which the Seller is not in compliance with the covenants and agreements set forth in this Section 6.11.

Section 6.12.  Certain Agreements. From the date hereof through the Closing Date, Seller shall not enter into any Contract outside the Ordinary Course of Business other than those which are specifically contemplated by this Agreement or the Ancillary Documents or relate to the administration of the Bankruptcy Case.

Section 6.13.  Post-Closing Cash Receipts. After the Closing Date, Seller shall, and shall cause its Affiliates to, promptly (but in no event later than three (3) Business Days after the receipt thereof) deliver to Buyer any proceeds that they may receive from the use or disposition of any Purchased Assets. In addition, if, during the thirty (30) days after the Closing Date, any distributor fails to remit to Buyer any proceeds that they may receive from the use or disposition of any Purchased Assets after the Closing Date, upon written request by Buyer, Seller shall issue to such distributor a letter directing such distributor to remit such proceeds to Buyer. After the Closing Date, Buyer shall, and shall cause its Affiliates to, promptly (but in no event later than three (3) Business Days after the receipt thereof) deliver to Seller any proceeds that they may receive from the use or disposition of any of the Excluded Assets. In addition, if, during the thirty (30) days after the Closing Date, any distributor fails to remit to Seller any proceeds that they may receive from the use or disposition of any of the Excluded Assets, including accounts receivable, after the Closing Date, upon written request by Seller, Buyer shall issue to such distributor a letter directing such distributor to remit such proceeds to Seller

ARTICLE VII
CONDITIONS TO CLOSING

Section 7.1.  Conditions to Obligations of Each Party. The respective obligations of each Party to consummate the Contemplated Transactions shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a)  Proceedings; Orders. No Governmental Body of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that (i) is in effect and (ii) has the effect of making the Contemplated Transactions illegal or otherwise prohibiting consummation of such transactions.

(b)  Approval Order. The Bankruptcy Court shall have entered the Approval Order.

Section 7.2.  Additional Conditions to Obligations of Buyer. The obligations of Buyer to effect the Contemplated Transactions are subject to satisfaction or waiver of the following additional conditions:

(a)  Representations and Warranties; Covenants.

(i)  The representations and warranties of Seller set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or similar qualifications) as of the Closing Date, as if made as of such time (except to the extent that such representations and warranties expressly speak as of another date, in which case such representations and warranties shall be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect.

(ii)  Each and all of the terms, covenants and agreements to be complied with or performed by Seller on or before the Closing Date shall have been complied with and performed.

(iii)  Seller shall have obtained Tail Coverage to take effect as of the Closing Date following the payment by Buyer of the premium for such Tail Coverage from the proceeds of the Purchase Price pursuant to Section 3.10(a)(iv).

(b)  Documents. All of the documents, instruments and agreements required to be executed and/or delivered by Seller on or prior to Closing pursuant to Section 8.2 of this Agreement shall have been executed by the parties thereto other than Buyer and delivered to Buyer.

(c)  Pre Closing Confirmations and Contractual Consents. Buyer shall have obtained documentation or other evidence reasonably satisfactory to Buyer that:

(i)  Seller and Buyer have received all consents, permits, approvals, authorizations and clearances of Governmental Authorities required to consummate the Transactions, if any.

(ii)  Each and all of the terms, covenants and agreements to be complied with or performed by Seller on or before the Closing Date shall have been complied with and performed in all material respects (without regard to any materiality qualification also stated in any such term, covenant or agreement).

(d)  Approval Order. The Approval Order shall have become a Final Order, unless the finality of the Approval Order has been waived by Buyer.

(e)  No Litigation. No litigation shall have been filed alleging manufacturing design or other defects in the Products that are within the Purchased Assets between the date of the Agreement and the Closing Date and which litigation could reasonably be expected materially to interfere with the ability of Buyer to conduct the Business, as modified by any Anticipated Post-Petition Business Changes.

(f)  No Material Adverse Effect. From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(g)  Designated Employees. The Designated Employees shall have become Hired Key Employees.

(h)  Dextera Surgical GmbH. Buyer shall have received evidence satisfactory to Buyer in the exercise of its reasonable discretion establishing that Dextera Surgical GmbH does not own inventory or any other assets (excluding cash, cash equivalents and marketable securities) with a fair market value in excess of Fifty Thousand Dollars ($50,000). Buyer and Dextera Surgical GmbH shall have entered into an agreement pursuant to which any employee of Dextera Surgical GmbH to whom Buyer offers employment on or after the Closing Date is released from any non-competition, non-disclosure and related agreements which, in the reasonable judgment of Buyer, could interfere with the ability of such employee to perform duties for the Buyer or any Affiliate of Buyer. Buyer and Dextera Surgical GmbH shall also have entered into an agreement pursuant to which Dextera Surgical GmbH agrees to be bound by the provisions of Section 6.10 hereof to the same extent as if it were the Seller hereunder.

Section 7.3.  Additional Conditions to Obligations of Seller. The obligations of Seller to effect the Contemplated Transactions are subject to satisfaction or waiver by Seller of the following additional conditions:

(a)  Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or similar qualifications) as of the Closing Date, as if made as of such time (except to the extent that such representations and warranties expressly speak as of another date, in which case such representations and warranties shall be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

(b)  Agreements and Covenants. Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing.

(c)  Documents. All of the documents, instruments and agreements required to be executed and/or delivered by Buyer on or prior to Closing pursuant to Section 8.3 of this Agreement shall have been executed by the parties thereto other than Seller and delivered to Seller.

(d)  Braun Distribution Agreement. The Braun Distribution Agreement shall have remained in full force and effect and shall be, as of the Closing, at Buyer’s option, either: (i) terminated without further liability on the part of Seller; or (ii) designated as an Assigned Contract hereunder, it being understood that the Cure Amount for the Braun Distribution Agreement shall be Zero Dollars ($0.00). In either case of subsection (i) or (ii) above, Braun Surgical shall pay Seller at the Closing all amounts then outstanding under the Braun Distribution Agreement (the “Outstanding Braun Distribution Agreement Consideration”), and such Outstanding Braun Distribution Agreement Consideration shall be an Excluded Asset hereunder.

ARTICLE VIII
CLOSING; DELIVERIES AT THE CLOSING

Section 8.1.  Closing. The closing of the Contemplated Transactions (the “Closing”) shall take place at the offices of 620 Freedom Business Center, Suite 200, King of Prussia, PA 19406, or such other place or remotely by mail, e-mail and/or wire transfer, in each case to the extent acceptable to each of the Parties, as soon as practicable following the satisfaction or waiver of the conditions set forth in Article VII hereof and in any event within three (3) Business Days thereafter (the date on which the Closing occurs, the “Closing Date”). The Closing shall be deemed to have occurred at 12:01 A.M., Eastern Standard Time, on the Closing Date.

Section 8.2.  Deliveries by Seller at the Closing. At the Closing, Seller shall furnish and deliver to Buyer the following:

(a)  a bill of sale, substantially in the form attached hereto as Exhibit F (the “Bill of Sale”), duly executed by Seller;

(b)  an assignment and assumption agreement for the Assigned Contracts, if any, substantially in the form attached hereto as Exhibit G (the “Assignment and Assumption Agreement”), duly executed by Seller;

(c)  an assignment and assumption agreement for the Redwood City Lease, in a form satisfactory to each of the Parties (the “Assignment and Assumption of Redwood City Lease”), duly executed by Seller;

(d)  an assignment agreement for Seller Intellectual Property, in a form satisfactory to each of the Parties (the “Intellectual Property Assignment”), duly executed by Seller;

(e)  the Escrow Agreement, duly executed by Seller;

(f)  a non-foreign certification executed by Seller in form and substance reasonably satisfactory to Buyer and that satisfies the requirements of Treasury Regulation § 1.1445-2(b)(2);

(g)  Key Employee Employment Agreements;

(h)  a certificate of an authorized officer of Seller certifying (i) as to the incumbency and signatures of the officers of Seller executing this Agreement and the Ancillary Agreements, (ii) that attached to such certificate are true and correct copies of the certificate of incorporation and by-laws of Seller, (iii) that attached to such certificate are true and correct copies of resolutions duly adopted or consented to by the board of directors of Seller approving Seller’s execution and delivery of this Agreement and any Ancillary Documents to which it is a party and to the completion of all of the Contemplated Transactions, and (iv) that attached to such certificate is a good standing certificate for Seller issued by the Secretary of State of the State of Delaware, and a good standing, subsistence or similar certificate, as appropriate, issued by the secretary of state of each jurisdiction in which Seller is qualified or authorized to do business as a foreign corporation, in each case dated as of a date that is within thirty (30) Business Days of the Closing Date;

(i)  a certificate, dated as of the Closing Date and signed Seller, certifying that each of the conditions set forth in Section 7.1 and Section  7.2 have been satisfied; and

(j)  all other certificates, instruments and documents required to be delivered by Seller pursuant to this Agreement or any of the Ancillary Documents.

Section 8.3.  Deliveries by Buyer at the Closing. At the Closing, Buyer shall furnish and deliver to Seller the following:

(a)  the Closing Date Cash Payment, by wire transfer of immediately available funds to an account designated in writing by Seller;

(b)  the Assignment and Assumption Agreement, duly executed by Buyer;

(c)  the Assignment and Assumption of Redwood City Lease;

(d)  the Intellectual Property Assignment, duly executed by Buyer

(e)  the Escrow Agreement, duly executed by Buyer

(f)  a certificate, dated as of the Closing Date and signed Buyer, certifying that each of the conditions set forth in Sections 7.3 have been satisfied; and

(g)  all other certificates, instruments and documents required to be delivered by Buyer pursuant to this Agreement or any of the Ancillary Documents.

ARTICLE IX
TERMINATION

Section 9.1.  Termination. This Agreement may be terminated at any time prior to the Closing:

(a)  by Buyer if the Closing shall not have occurred by the close of business ninety (90) days after the Petition Date (the “Termination Date”); provided, however, that if the Closing shall not have occurred on or before the Termination Date due to a material breach of any representations, warranties, covenants or agreements contained in this Agreement by Buyer, then Buyer may not terminate this Agreement pursuant to this Section 9.1(a);

(b)  by mutual written consent of Seller and Buyer;

(c)  automatically, and without further action by any Party, upon the issuance of a Final Order to restrain, enjoin or otherwise prohibit the closing of the Contemplated Transactions provided that neither Seller nor Buyer shall take any action to support entry of such an order;

(d)  by Buyer or Seller if the Seller accepts a Competing Bid;

(e)  automatically, and without further action by any Party, if the Bankruptcy Case is converted into a case under Chapter 7 of the Bankruptcy Code or is dismissed, provided that neither Seller nor Buyer shall take any action to support such conversion or dismissal;

(f)  by Buyer, if any condition to the obligations of Buyer set forth in Section 7.2 shall have become incapable of fulfillment other than as a result of a breach by Buyer of any covenant or agreement contained in this Agreement, and such condition is not waived by Buyer;

(g)  by Seller, if any condition to the obligations of Seller set forth in Section 7.3 shall have become incapable of fulfillment other than as a result of a breach by Seller of any covenant or agreement contained in this Agreement, and such condition is not waived by Seller;

(h)  by Buyer, if there shall be a material breach by Seller of any representation or warranty, or any covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Section 7.2 and which breach has not been cured by the earlier of (i) ten (10) Business Days after the giving of written notice by Buyer to Seller of such breach and (ii) the Termination Date;

(i)  by Seller, if there shall be a material breach by Buyer of any representation or warranty, or any covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Section 7.3 and which material breach has not been cured by the earlier of (i) ten (10) business days after the giving of written notice by Seller to Buyer of such breach and (ii) the Termination Date;

(j)  by Buyer, if: (i) the Bankruptcy Case is not filed within two (2) Business Days of the date hereof; (ii) the Sale Motion is not filed by Seller with the Bankruptcy Court on or before two (2) Business Days following the Petition Date; (iii) the Bid Procedures Order is not entered by the Bankruptcy Court on or before twenty-eight (28) days following the Petition Date; (iv) the Approval Order is not entered by the Bankruptcy Court on or before fourteen (14) Business Days following the bid deadline set forth in the Bid Procedures Order; or (v) Seller seeks approval of any debtor-in-possession financing before offering to Buyer the right to provide such financing on terms substantially as favorable to Seller; and

(k)  by Buyer, by written notice to Seller delivered on or before December 9, 2017 (subject to extension by Seller in its sole discretion), stating that the board of directors of Buyer has not approved the Contemplated Transactions.

Section 9.2.  Effect of Termination and Breach.

(a)  If this Agreement is terminated pursuant to Section 9.1, except pursuant to Sections 9.1(h) or (i), neither Seller nor Buyer shall be entitled to any damages, losses, or payment from the other party, and Seller and Buyer shall have no further obligation or liability of any kind to the other party, any of their Affiliates, or any third party on account of this Agreement.

(b)  If there shall be a material breach by Seller of any representation or warranty, or any covenant or agreement contained in this Agreement which would entitle Buyer to terminate this Agreement pursuant to Section 9.1(h), Buyer may elect to (i) terminate this Agreement pursuant to Section 9.1(h), in which case such termination shall be the sole remedy of Buyer on account of such breach, or (ii) enforce specific performance of this Agreement against the Seller including Buyer’s reasonable costs and attorneys’ fees and court costs actually incurred in connection therewith, as the sole remedy of Buyer.

(c)  If there shall be a material breach by Buyer of any representation or warranty, or any covenant or agreement contained in this Agreement which would entitle Seller to terminate this Agreement pursuant to Section 9.1(i), Seller may elect to (i) terminate this Agreement pursuant to Section 9.1(i), in which case such termination shall be the sole remedy of Seller on account of such breach, or (ii) enforce specific performance of this Agreement against the Buyer including Seller’s reasonable costs and attorneys’ fees and court costs actually incurred in connection therewith, as the sole remedy of Seller.

ARTICLE X
INDEMNIFICATION

Section 10.1.  Indemnification by Seller. Subject to this Article X and consummation of the Closing, Seller shall, to the extent permitted by law, indemnify, defend and hold harmless Buyer and Buyer's officers, directors, trustees, members, employees, agents, Representatives and Affiliates (each, a “Buyer Indemnified Party”) against and in respect of any and all losses, costs, expenses (including, without limitation, costs of investigation and defense and attorneys' fees), claims, damages, obligations, liabilities or diminutions in value, whether or not involving a third party claim (collectively, “Losses”), (a) resulting from any Liability, obligation, duty or contingency of Seller, whether arising before, on or after the Closing Date, except for the Assumed Liabilities, or, without limiting the immediately preceding clause, (b) arising out of, based upon or otherwise in respect of: (i) any inaccuracy in or breach of any representation or warranty of Seller made in or under this Agreement or any of the Schedules attached hereto, or in any of the certificates or other instruments or documents furnished to Buyer by Seller pursuant to this Agreement (determined in each case without regard to any qualification with respect to materiality, Material Adverse Effect, Material Adverse Change or similar qualification); provided, that the Seller shall not have any liability under this clause (b)(i) of Section 10.1 (other than with respect to the representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.6 and 4.17 and other than with respect to any willful breach of any representation or warranty made by the Seller in this Agreement) unless the aggregate of all Losses relating thereto for which Seller would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to Fifty Thousand Dollars ($50,000.00), at which time the Seller shall be liable for the full amount of all such Losses from and including the first dollar of any Losses; (ii) any nonfulfillment or breach of any covenant or agreement by the Seller under this Agreement or any of the Schedules attached hereto; (iii) any Liability or obligation of Seller which is an Excluded Liability; (iv) the ownership of any of the Excluded Assets by Seller after the Closing Date; and (vi) any of the matters set forth on Schedule 10.1 attached hereto.

NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, THE SOLE REMEDY OF ANY BUYER INDEMNIFIED PARTY AGAINST SELLER UNDER THIS ARTICLE X FOR MONETARY DAMAGES, INCLUDING, WITHOUT LIMITATION, COSTS OF INVESTIGATION AND DEFENSE AND ATTORNEYS’ FEES, SHALL BE A TIMELY CLAIM BY BUYER AGAINST THE INDEMNIFICATION ESCROW PURSUANT TO THE ESCROW AGREEMENT, EXCEPT TO THE EXTENT DAMAGES WERE CAUSED BY ACTUAL FRAUD OF SELLER THAT HAS BEEN DETERMINED BY A FINAL ORDER OR NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION.

Section 10.2.  Indemnification by Buyer. Subject to this Article X and consummation of the Closing, Buyer shall indemnify, defend and hold harmless Seller, Seller's present, former, and future officers, directors, trustees, members, employees, agents, Representatives and Affiliates (each a, “Seller Indemnified Party”), against and in respect of any and all Losses arising out of, based upon or otherwise in respect of: (a) any inaccuracy in or breach of any representation or warranty of Buyer made in or under this Agreement or any of the Schedules attached hereto, or in any of the certificates or other instruments or documents furnished to Seller by Buyer pursuant to this Agreement; (b) any nonfulfillment or breach of any covenant or agreement by Buyer under this Agreement or any of the Schedules attached hereto; and (c) any of the Assumed Liabilities pursuant to this Agreement.

Section 10.3.  Third Party Claims.

(a)  Within forty five (45) days after receipt by an indemnified party of written notice of the commencement of any Proceeding against it to which the indemnification in this Article X relates, such indemnified party shall, if a claim is to be made against an indemnifying party under this Article X, give notice to the indemnifying party of the commencement of such Proceeding.

(b)  If any Proceeding referred to in paragraph (a) above is brought against a Seller Indemnified Party and it gives notice to Buyer of the commencement of such Proceeding, Buyer will be entitled to participate in such Proceeding and, to the extent that it wishes, assume the defense of such Proceeding with counsel reasonably satisfactory to such Seller Indemnified Party and, after notice from Buyer to such Seller Indemnified Party of its election to assume the defense of such Proceeding, Buyer will not, as long as it diligently conducts such defense, be liable to such Seller Indemnified Party under this Article X for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by such Seller Indemnified Party in connection with the defense of such Proceeding subject to the limitations contained in Section 10.1 hereof, other than reasonable costs of investigation. If Buyer assumes the defense of a Proceeding, (A) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; and (B) no compromise or settlement of such claims may be effected by Buyer without such Seller Indemnified Party's consent unless (1) there is no finding or admission of any violation of law by such Seller Indemnified Party (or any Affiliate thereof) or any violation of the rights of any Person and no effect on any other claims that may be made against such Seller Indemnified Party, and (2) the sole relief provided is monetary damages that are paid in full by Buyer. Such Seller Indemnified Party will have no liability with respect to any compromise or settlement of the claims underlying such Proceeding effected without its consent. If notice is given to Buyer by a Seller Indemnified Party of the commencement of any Proceeding for which such Seller Indemnified Party seeks indemnification hereunder and Buyer does not, within ten (10) days after such notice is received, give notice to such Seller Indemnified Party of Buyer’s election to assume the defense of such Proceeding, Buyer will be bound by any determination made in such Proceeding or any compromise or settlement effected by such Seller Indemnified Party.

(c)  If any Proceeding referred to in paragraph (a) above is brought against a Buyer Indemnified Party, Seller shall be entitled to participate in such Proceeding at its own expense. However, such Buyer Indemnified Party shall, in all respects, control the defense and settlement of such Proceeding and Seller shall be liable for all fees and expenses incurred by such Buyer Indemnified Party and for any liability established by any order of a Governmental Body of competent jurisdiction and for any liability established by any settlement or compromise agreed to by such Buyer Indemnified Party, in the exercise of its reasonable discretion.

Section 10.4.  Other Claims. A claim for any matter not involving a third party claim may be asserted by notice to the Party from whom indemnification is sought.

Section 10.5.  Seller Indemnification Claim Period. Except as may otherwise expressly be provided in this Agreement and in the absence of fraud or intentional misrepresentation by Seller, no claim for indemnification pursuant to Section 10.1 shall be made unless a claim arises and written notice pursuant to Section 10.3 or Section 10.4 is delivered to Seller on or before the second (2nd) anniversary of the Closing Date (the “Claims Close Date”) and the indemnity with respect thereto shall survive the Claims Close Date if notice of the inaccuracy or breach or potential inaccuracy or breach thereof giving rise to such right or alleged right of indemnity shall have been given to Seller against whom such indemnity may be sought prior to the Claims Close Date. For the avoidance of doubt, nothing herein is intended to limit any rights to equitable relief to which the Buyer or any Buyer Indemnified Party may be entitled.

Section 10.6.  Buyer Indemnification Claim Period. Except as may otherwise expressly be provided in this Agreement and in the absence of fraud or knowing misrepresentation by Buyer, no claim for indemnification pursuant to Section 10.2 shall be made unless a claim arises and written notice pursuant to Section 10.3 or Section 10.4 is delivered to Buyer on or before the Claims Close Date. For the avoidance of doubt, nothing herein is intended to limit any rights to equitable relief to which the Seller or any Seller Indemnified Party may be entitled

Section 10.7.  Payment from Indemnification Escrow. If a Buyer Indemnified Party becomes entitled to indemnification from Seller hereunder, such Buyer Indemnified Party shall be entitled to receive the amount of Losses in cash from the Indemnification Escrow in accordance with the Escrow Agreement. Except for Buyer’s set-off rights under Section 10.8(b), the Indemnification Escrow shall be the sole and exclusive remedy for indemnification hereunder of a Buyer Indemnified Party. For the avoidance of doubt, nothing herein is intended to limit any rights to equitable relief to which the Buyer or any Buyer Indemnified Party may be entitled.

Section 10.8.  Miscellaneous Indemnification Provisions.

(a)  Disclosures made after the date hereof and any knowledge that is acquired about the accuracy or inaccuracy of or compliance with any representation, warranty, covenant or obligation set forth herein shall not in any manner affect rights to indemnification hereunder based on any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or compliance with any covenant or obligation, will not affect any right to indemnification based on such representations, warranties, covenants and obligations unless otherwise expressly agreed in writing by the party or parties entitled to the benefit thereto.

(b)  Buyer shall have the right, upon ten (10) business days' written notice, to set-off, against any amount which may be owed by Buyer to Seller, any amount owed by Seller to Buyer pursuant to this Article X; provided, that Seller and Buyer shall jointly instruct the Escrow Agent to reduce the available Indemnification Escrow by the amount of such set-off.

(c)  In any litigation over the applicability of the indemnification provisions in this Article X or entitlement to the Indemnification Escrow, the prevailing party shall be entitled to receive from the other party its costs and expenses incurred in pursuing such litigation, provided however, that Buyer or a Buyer Indemnified Party shall be limited to recovery therefor by making a claim against the Indemnification Escrow.

ARTICLE XI
MISCELLANEOUS

Section 11.1.  Survival of Representations, Warranties. The parties hereto agree that the representations and warranties contained in this Agreement shall survive until two (2) years after the Closing Date hereunder, and, except due to fraud or intentional misconduct, neither of the Parties shall have any liability to each other after such time for any breach thereof except as relates to Claims which have been asserted prior thereto and Claims for equitable relief. The Parties hereto agree that the covenants contained in this Agreement to be performed at or after the Closing shall survive the Closing hereunder, and each party hereto shall be liable to the other after the Closing for any breach thereof pursuant to the terms of this Agreement and the Escrow Agreement.

Section 11.2.  Successors; Assignment. This Agreement will be binding upon, and inure to the benefit of, the Parties hereto and their respective successors and permitted assigns, but will not be assignable or delegable by Seller without the prior written consent of Buyer or by Buyer without the prior written consent of Seller; provided, however, that Buyer may assign this Agreement in whole or in part (i) upon written notice to Seller, to any of its Affiliates or to any Person which becomes a successor in interest (by purchase of assets or stock, or by merger or otherwise) to Buyer, and (ii) without any requirement for written notice to Seller, to its financing sources and, after Closing, Seller may assign this Agreement, but only in whole, upon written notice to Buyer, to any of its Affiliates or to any Person which becomes a successor in interest to Seller, including a liquidating trustee, liquidating trust, or other estate representative.

Section 11.3.  Notices. All notices, requests and other communications under this Agreement shall be in writing and shall be either (a) delivered in person, (b) sent by certified mail, return-receipt requested, (c) delivered by a recognized delivery service or (d) sent by facsimile transmission and addressed as follows:

If intended for Buyer:	Aesculap, Inc. 3773 Corporate Parkway Center Valley, PA 18034 Attn: Michael F. Barra Email: mike.barra@aesculap.com

With a copies to:

Aesculap, Inc.

3773 Corporate Parkway

Center Valley, PA 18034

Attn: Scarlett Spence, Esq.

Email: scarlett.spence@aesculap.com

Stevens & Lee, P.C.

620 Freedom Business Center

Suite 200

King of Prussia, PA., 19406

Attention: Robert Lapowsky, Esq.

Email: rl@stevenslee.com

Facsimile: (610) 371-7958

If intended for Seller:	Dextera Surgical Inc. 900 Saginaw Drive Redwood City, CA 94063 Attn: Julian Nikolchev Email: jnikolchev@dexterasurgical.com

With a copy to:	Cooley LLP 101 California Street 5th Floor San Francisco, CA 94111-5800 Attention: Robert L. Eisenbach III, Esq. Email: reisenbach@cooley.com Facsimile: (415) 693-2222 or at such other address, and to the attention of such other person, as the parties shall give notice as herein provided. A notice, request and other communication shall be deemed to be duly received if delivered in person or by a recognized delivery service, when delivered to the address of the recipient, if sent by mail, on the date of receipt by the recipient as shown on the return receipt card, or if sent by facsimile, upon receipt by the sender of an acknowledgment or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the recipient’s facsimile number; provided that if a notice, request or other communication is served by hand or is received by facsimile on a day which is not a Business Day, or after 5:00 P.M. on any Business Day at the addressee’s location, such notice or communication shall be deemed to be duly received by the recipient at 9:00 A.M. on the first Business Day thereafter.

Section 11.4.  Entire Agreement; Modifications; Waivers. This Agreement (together with the Exhibits and Schedules hereto) and the Ancillary Documents (a) constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersedes all prior understandings of the Parties with respect to the subject matter hereof and thereof and (b) are not intended to and do not confer upon any Person other than the Parties and their respective successors and assigns any legal or equitable rights or remedies. No supplement, modification or amendment of this Agreement will be binding unless executed in writing by each Party. No waiver of any of the provisions of this Agreement will be deemed to be or will constitute a continuing waiver. No waiver will be binding unless executed in writing by the Party making the waiver.

Section 11.5.  Applicable Law; Jurisdiction and Venue; Jury Trial Waiver. THIS AGREEMENT AND THE CONTEMPLATED TRANSACTIONS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE. The Parties agree that jurisdiction and venue for any litigation arising out of this Agreement shall be in the Bankruptcy Court; provided, however, that if at the time of commencement of any such litigation, there is no longer a pending Bankruptcy Case or the Bankruptcy Court does not have jurisdiction or declines to exercise jurisdiction, jurisdiction and venue for any litigation arising out of this Agreement, provided jurisdiction may be obtained under applicable law, shall be in the state or federal courts in Delaware, and the Parties each hereby waive any objections they may have with respect thereto (including any objections based upon forum non conveniens). EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY ANCILLARY DOCUMENT, OR THE CONTEMPLATED TRANSACTIONS OR THEREBY.

Section 11.6.  Headings and Captions. The headings and captions in this Agreement are inserted for convenience of reference only and in no way define, describe, or limit the scope or intent or otherwise affect the interpretation of, this Agreement or any of the provisions hereof.

Section 11.7.  Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

Section 11.8.  Time is of the Essence. With respect to all provisions of this Agreement, time is of the essence. However, if the first date or last date of any period which is set out in any provision of this Agreement falls on a day which is not a Business Day, then, in such event, the time of such period shall be extended to the next day which is a Business Day.

Section 11.9.  Remedies Cumulative. Except as herein expressly set forth, no remedy conferred upon a Party by this Agreement is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given herein or now or hereafter existing at law, in equity or by statute.

Section 11.10.  Estoppel. Each Party confirms and agrees that (a) it has read and understood all of the provisions of this Agreement; (b) it is familiar with major sophisticated transactions such as those contemplated by this Agreement; (c) it has negotiated with the other Party at arm’s length with equal bargaining power; and (d) it has been advised by competent legal counsel of its own choosing.

Section 11.11.  Joint Preparation. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 11.12.  Expenses; Transfer Taxes.

(a)  Except as otherwise expressly provided in this Agreement, and subject to compliance with stalking horse payment provisions set forth in the Bid Procedures Order, if and to the extent that such payment becomes payable, each Party will bear its respective expenses incurred in connection with the preparation, negotiation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, Representatives, counsel, and accountants.

(b)  Buyer and Seller shall each pay one-half (1/2) of all sales, use, transfer, real property transfer, documentary, recording and similar Taxes and fees, and any deficiency, interest or penalty asserted with respect thereof arising out of or in connection with the Contemplated Transactions (“Transfer Taxes”).

Section 11.13.  Counterparts; Electronic Mail and Facsimile Signatures. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement, any and all agreements and instruments executed and delivered in accordance herewith, along with any amendments hereto or thereto, to the extent signed and delivered by means of E-mail, a facsimile machine or other means of electronic transmission, shall be treated in all manner and respects and for all purposes as an original signature, agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

Section 11.14.  Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.

Section 11.15.  Public Announcements. Neither Party, nor any of its Affiliates or Representatives shall (orally or in writing) publicly disclose, issue any press release or make any other public statement, or otherwise communicate with the media, concerning the existence of this Agreement or the Contemplated Transactions, without the prior written approval of the other Party (which shall not be unreasonably withheld, conditioned or delayed), except if and to the extent that such Party is required to make any public disclosure or filing regarding the subject matter of this Agreement (i) by applicable Law, (ii) pursuant to any rules or regulations of any securities exchange of which the securities of such party or any of its Affiliates is listed or traded or (iii) in connection with enforcing its rights under this Agreement. The foregoing limitations on public disclosures shall not be interpreted to apply to pleadings filed in the Bankruptcy Case.

[Signature page follows]

IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be executed as of the date first written above.

SELLER: DEXTERA SURGICAL INC.

By:	/s/ Julian Nikolchev
Name: Julian Nikolchev
Title: President and CEO

BUYER: AESCULAP, INC.

By:	/s/ Keith Moser
Name: Keith Moser
Title: VP of Corporate Financial and IT Services

and

By:	/s/ Charles A. DiNardo
Name: Charles A. DiNardo
Title: President

Signature Page to Asset Purchase Agreement

The following exhibits and schedules to this Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish supplementally copies of these omitted exhibits and schedules to the Securities and Exchange Commission upon request.

Exhibit A - Escrow Agreement

Exhibit B - Bid Procedures Order

Exhibit C - Approval Order

Exhibit D - Bill of Sale

Exhibit E - Assignment and Assumption Agreement

Disclosure Schedules listing assets and exceptions to representations and warranties.